Item 8. Financial Statements and Supplementary Data.	EXHIBIT 99.3

Kraft Foods Inc. and Subsidiaries

Consolidated Statements of Earnings

for the years ended December 31,

(in millions of dollars, except per share data)

	2008	2007	2006

Net revenues	$41,932	$35,858	$33,018
Cost of sales	28,088	23,656	21,190

Gross profit	13,844	12,202	11,828

Marketing, administration and research costs	8,862	7,587	7,032
Asset impairment and exit costs	1,024	440	999
Gain on redemption of United Biscuits investment	–	–	(251)
Losses / (gains) on divestitures, net	92	(14)	(117)
Amortization of intangibles	23	13	7

Operating income	3,843	4,176	4,158

Interest and other expense, net	1,240	604	510

Earnings from continuing operations before income taxes	2,603	3,572	3,648

Provision for income taxes	755	1,080	816

Earnings from continuing operations	1,848	2,492	2,832

Earnings and gain from discontinued operations, net of income taxes (Note 2)	1,045	232	233

Net earnings	2,893	2,724	3,065
Noncontrolling interest	9	3	5

Net earnings attributable to Kraft Foods	$2,884	$2,721	$3,060

Per share data:
Basic earnings per share attributable to Kraft Foods:
Continuing operations	$1.22	$1.56	$1.70
Discontinued operations	0.70	0.15	0.14

Net earnings attributable to Kraft Foods	$1.92	$1.71	$1.84

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$1.21	$1.56	$1.70
Discontinued operations	0.69	0.14	0.14

Net earnings attributable to Kraft Foods	$1.90	$1.70	$1.84

Dividends declared	$1.12	$1.04	$0.96

See notes to consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Consolidated Balance Sheets, at December 31,

(in millions of dollars)

	2008	2007

ASSETS
Cash and cash equivalents	$1,244	$567
Receivables (net of allowances of $129 in 2008 and $94 in 2007)	4,704	5,197
Inventories, net	3,881	4,238
Deferred income taxes	804	572
Other current assets	828	302

Total current assets	11,461	10,876

Property, plant and equipment, net	9,917	10,778
Goodwill	27,581	31,193
Intangible assets, net	12,926	12,200
Prepaid pension assets	56	1,648
Other assets	1,232	1,437

TOTAL ASSETS	$63,173	$68,132

LIABILITIES
Short-term borrowings	$897	$7,385
Current portion of long-term debt	765	722
Accounts payable	3,373	4,065
Accrued marketing	1,803	1,833
Accrued employment costs	951	913
Other current liabilities	3,255	2,195

Total current liabilities	11,044	17,113

Long-term debt	18,589	12,902
Deferred income taxes	4,064	4,876
Accrued pension costs	2,367	810
Accrued postretirement health care costs	2,678	2,846
Other liabilities	2,075	2,140

TOTAL LIABILITIES	40,817	40,687

Contingencies (Note 13)

EQUITY
Common Stock, no par value (1,735,000,000 shares issued in 2008 and 2007)	–	–
Additional paid-in capital	23,563	23,445
Retained earnings	13,440	12,321
Accumulated other comprehensive losses	(5,994)	(1,835)
Treasury stock, at cost	(8,714)	(6,524)

Total Kraft Foods Shareholders’ Equity	22,295	27,407
Noncontrolling interest	61	38

TOTAL EQUITY	22,356	27,445

TOTAL LIABILITIES AND EQUITY	$63,173	$68,132

See notes to consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Consolidated Statements of Equity

(in millions of dollars, except per share data)

	Kraft Foods Shareholders’ Equity
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Losses) / Earnings	Treasury Stock	Non- controlling Interest	Total Equity

Balances at January 1, 2006	$–	$23,835	$9,434	$(1,663)	$(2,032)	$26	$29,600
Comprehensive earnings:
Net earnings	–	–	3,060	–	–	5	3,065
Other comprehensive earnings, net of income taxes	–	–	–	645	–	2	647

Total comprehensive earnings						7	3,712

Adoption of new benefit plan guidance	–	–	–	(2,051)	–	–	(2,051)
Exercise of stock options and issuance of other stock awards	–	(209)	202	–	152	–	145
Cash dividends declared ($0.96 per share)	–	–	(1,587)	–	–	–	(1,587)
Dividends paid on noncontrolling interest and other activities	–	–	–	–	–	(7)	(7)
Common Stock repurchased	–	–	–	–	(1,250)	–	(1,250)

Balances at December 31, 2006	$–	$23,626	$11,109	$(3,069)	$(3,130)	$26	$28,562
Comprehensive earnings:
Net earnings	–	–	2,721	–	–	3	2,724
Other comprehensive earnings, net of income taxes	–	–	–	1,234	–	2	1,236

Total comprehensive earnings						5	3,960

Adoption of new income tax guidance	–	–	213	–	–	–	213
Exercise of stock options and issuance of other stock awards	–	33	(79)	–	293	–	247
Net settlement of employee stock awards with Altria Group, Inc. (Note 10)	–	(179)	–	–	–	–	(179)
Cash dividends declared ($1.04 per share)	–	–	(1,643)	–	–	–	(1,643)
Acquisitions of noncontrolling interest and other activities	–	–	–	–	–	7	7
Common Stock repurchased	–	–	–	–	(3,687)	–	(3,687)
Other	–	(35)	–	–	–	–	(35)

Balances at December 31, 2007	$–	$23,445	$12,321	$(1,835)	$(6,524)	$38	$27,445
Comprehensive earnings / (losses):
Net earnings	–	–	2,884	–	–	9	2,893
Other comprehensive losses, net of income taxes	–	–	–	(4,159)	–	(9)	(4,168)

Total comprehensive losses						–	(1,275)

Adoption of new benefit plan guidance	–	–	(8)	–	–	–	(8)
Exercise of stock options and issuance of other stock awards	–	118	(81)	–	231	–	268
Cash dividends declared ($1.12 per share)	–	–	(1,676)	–	–	–	(1,676)
Acquisitions of noncontrolling interest and other activities	–	–	–	–	–	23	23
Common Stock repurchased	–	–	–	–	(777)	–	(777)
Common Stock tendered (Note 2)	–	–	–	–	(1,644)	–	(1,644)

Balances at December 31, 2008	$–	$23,563	$13,440	$(5,994)	$(8,714)	$61	$22,356

See notes to consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Consolidated Statements of Cash Flows

for the years ended December 31,

(in millions of dollars)

	2008	2007	2006

CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$2,893	$2,724	$3,065
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	986	886	891
Stock-based compensation expense	178	136	142
Deferred income tax benefit	(208)	(389)	(172)
Gain on redemption of United Biscuits investment	–	–	(251)
Losses / (gains) on divestitures, net	92	(14)	(117)
Gain on discontinued operations (Note 2)	(926)	–	–
Asset impairment and exit costs, net of cash paid	731	209	793
Change in assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables, net	(39)	(268)	(200)
Inventories, net	(151)	(404)	(150)
Accounts payable	29	241	256
Amounts due to Altria Group, Inc. and affiliates	–	(93)	(133)
Other current assets	(535)	(144)	(61)
Other current liabilities	985	186	(236)
Change in pension assets and postretirement liabilities, net	19	81	(128)
Other	87	420	21

Net cash provided by operating activities	4,141	3,571	3,720

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,367)	(1,241)	(1,169)
Acquisitions, net of cash received	(99)	(7,437)	–
Proceeds from divestitures, net of disbursements	97	216	946
Other	49	46	107

Net cash used in by investing activities	(1,320)	(8,416)	(116)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Net (repayment) / issuance of short-term borrowings	(5,912)	5,649	343
Long-term debt proceeds	7,018	6,495	69
Long-term debt repaid	(795)	(1,472)	(1,324)
(Decrease) / increase in amounts due to Altria Group, Inc. and affiliates	–	(149)	62
Repurchase of Common Stock	(777)	(3,708)	(1,254)
Dividends paid	(1,663)	(1,638)	(1,562)
Other	72	(56)	(54)

Net cash (used in) / provided by financing activities	(2,057)	5,121	(3,720)

Effect of exchange rate changes on cash and cash equivalents	(87)	52	39

Cash and cash equivalents:
Increase / (decrease)	677	328	(77)
Balance at beginning of period	567	239	316

Balance at end of period	$1,244	$567	$239

Cash paid:
Interest	$968	$628	$628

Income taxes	$964	$1,366	$1,560

See notes to consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies:

Nature of Operations and Basis of Presentation:

Kraft Foods Inc. was incorporated in 2000 in the Commonwealth of Virginia. Kraft Foods Inc., through its subsidiaries (Kraft Foods Inc. and subsidiaries are hereinafter referred to as “Kraft Foods,” “we,” “us” and “our”), manufactures and markets packaged foods and beverages in approximately 150 countries.

Prior to June 13, 2001, Kraft Foods was a wholly owned subsidiary of Altria Group, Inc. (“Altria”). On June 13, 2001, we completed an initial public offering of 280,000,000 shares of our Class A common stock (“Common Stock”) at a price of $31.00 per share. In the first quarter of 2007, Altria spun off its remaining interest (89.0%) in Kraft Foods on a pro rata basis to Altria stockholders in a tax-free transaction. Effective as of the close of business on March 30, 2007, all Kraft Foods shares owned by Altria were distributed to Altria’s stockholders, and our separation from Altria was completed.

Principles of Consolidation:

The consolidated financial statements include Kraft Foods, as well as our wholly owned and majority owned subsidiaries. Our domestic operating subsidiaries report year-end results as of the Saturday closest to the end of each year, and our international operating subsidiaries generally report year-end results two weeks prior to the Saturday closest to the end of each year.

We account for investments in which we exercise significant influence (20%-50% ownership interest) under the equity method of accounting. We account for investments in which we have an ownership interest of less than 20% and do not exercise significant influence by the cost method of accounting. Noncontrolling interest in subsidiaries consists of the equity interest of noncontrolling investors in consolidated subsidiaries of Kraft Foods. Kraft Foods’ consolidated noncontrolling interest expense, net of taxes, was $9 million in 2008, $3 million in 2007 and $5 million in 2006. All intercompany transactions were eliminated.

Use of Estimates:

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions that affect a number of amounts in our financial statements. Significant accounting policy elections, estimates and assumptions include, among others, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and intangible assets, marketing programs and income taxes. We base our estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts differ from estimates, we include the revisions in our consolidated results of operations in the period the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a significant impact on our consolidated financial statements.

Foreign Currencies:

We translate the results of operations of our foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. We record currency translation adjustments as a component of equity. Transaction gains and losses are recorded in earnings and were not significant for any of the periods presented.

Cash and Cash Equivalents:

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Inventories:

Inventories are stated at the lower of cost or market. We also record inventory allowances for overstocked and obsolete inventories due to ingredient and packaging changes. Effective January 1, 2009, we changed our method of valuing our U.S. inventories to the average cost method. These financial statements were revised to conform to our change in accounting policy. In prior years, principally all U.S. inventories were valued using the last-in, first-out (“LIFO”) method. With this change, we value all of our inventories using the average cost method. We believe that the average cost method of accounting for U.S. inventories is preferable and will improve financial reporting by better matching revenues and expenses to current costs, by better aligning our external reporting with our competitors, and by aligning our external reporting with our tax basis of accounting.

The following line items within the statements of earnings were affected by the change in accounting policy:

	For the Year Ended December 31, 2008
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions, except per share data)

Cost of sales	$28,105	$28,088	$17
Provision for income taxes	728	755	(27)
Earnings from continuing operations	1,858	1,848	(10)
Earnings and gain from discontinued operations, net of income taxes	1,052	1,045	(7)
Net earnings attributable to Kraft Foods	2,901	2,884	(17)

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$1.23	$1.22	$(0.01)
Discontinued operations	0.70	0.70	–

Net earnings attributable to Kraft Foods	$1.93	$1.92	$(0.01)

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$1.22	$1.21	$(0.01)
Discontinued operations	0.69	0.69	–

Net earnings attributable to Kraft Foods	$1.91	$1.90	$(0.01)

	For the Year Ended December 31, 2007
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions, except per share data)

Cost of sales	$23,864	$23,656	$208
Gains on divestitures, net	15	14	(1)
Provision for income taxes	1,002	1,080	(78)
Earnings from continuing operations	2,363	2,492	129
Earnings and gain from discontinued operations, net of income taxes	230	232	2
Net earnings attributable to Kraft Foods	2,590	2,721	131

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$1.48	$1.56	$0.08
Discontinued operations	0.15	0.15	–

Net earnings attributable to Kraft Foods	$1.63	$1.71	$0.08

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$1.48	$1.56	$0.08
Discontinued operations	0.14	0.14	–

Net earnings attributable to Kraft Foods	$1.62	$1.70	$0.08

	For the Year Ended December 31, 2006
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions, except per share data)

Cost of sales	$21,189	$21,190	$(1)
Provision for income taxes	816	816	–
Earnings from continuing operations	2,833	2,832	(1)
Earnings and gain from discontinued operations, net of income taxes	232	233	1
Net earnings attributable to Kraft Foods	3,060	3,060	–

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$1.70	$1.70	$–
Discontinued operations	0.14	0.14	–

Net earnings attributable to Kraft Foods	$1.84	$1.84	$–

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$1.70	$1.70	$–
Discontinued operations	0.14	0.14	–

Net earnings attributable to Kraft Foods	$1.84	$1.84	$–

The following line items within the balance sheets were affected by the change in accounting policy:

	December 31, 2008
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions)

Inventories, net	$3,729	$3,881	$(152)
Deferred income tax asset	861	804	57
Retained earnings	13,345	13,440	95

	December 31, 2007
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions)

Inventories, net	$4,096	$4,238	$(142)
Deferred income tax asset	575	572	3
Other current liabilities	2,168	2,195	27
Retained earnings	12,209	12,321	112

As a result of the accounting change, retained earnings as of January 1, 2007, increased from $11,128 million, as computed using the LIFO method, to $11,109 million using the average cost method.

There was no impact to net cash provided by operating activities as a result of this change in accounting policy.

Long-Lived Assets:

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 40 years.

We review long-lived assets, including amortizable intangible assets, for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing assets held for use for impairment, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on estimated fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Software Costs:

We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment and amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed seven years.

Goodwill and Intangible Assets:

We test goodwill and non-amortizable intangible assets at least annually for impairment. We have recognized goodwill in our reporting units, which are generally one level below our operating segments. We use a two step process to test goodwill at the reporting unit level. The first step involves a comparison of the estimated fair value of each reporting unit with its carrying value. Fair value is estimated using discounted cash flows of the reporting unit based on planned growth rates, estimates of discount rates and residual values. If the carrying value exceeds the fair value, the second step of the process is necessary. The second step measures the difference between the carrying value and implied fair value of goodwill. To test non-amortizable intangible assets for impairment, we compare the fair value of the intangible asset with its carrying value. Fair value of non-amortizable intangible assets is determined using our planned revenue growth rates, estimates of discount rates and royalty rates. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. Definite lived intangible assets are amortized over their estimated useful lives.

Effective October 1, 2007, we adopted a new accounting policy to perform our annual impairment review of goodwill and non-amortizable intangible assets as of October 1 of each year. The change in our testing date was made to align it with the revised timing of our annual strategic planning process implemented in 2007. Prior to that change, we performed our annual impairment reviews as of January 1 of each year.

During the fourth quarter of 2008, we completed the annual review of goodwill and non-amortizable intangible assets and recorded a $44 million charge for the impairment of intangible assets in the Netherlands, France and Puerto Rico. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, industry and economic conditions. During our 2008 impairment review, it was determined that our Kraft Foods Europe Biscuit reporting unit was the most sensitive to near-term changes in our discounted cash flow assumptions, as it contains a significant portion of the goodwill recorded upon our 2007 acquisition of the global LU biscuit business of Groupe Danone S.A. (“LU Biscuit”). In 2007, due to the change in our testing date, we completed two reviews of goodwill and non-amortizable intangible assets: during the first quarter as of January 1 and during the fourth quarter as of October 1. We found no impairments during these reviews of goodwill and non-amortizable intangible assets. During the first quarter of 2006, we completed our annual review of goodwill and non-amortizable intangible assets and recorded a $24 million charge for the impairment of intangible assets in Egypt and our hot cereal intangible assets in the U.S. These charges were included within asset impairment and exit costs.

Insurance and Self-Insurance:

We use a combination of insurance and self-insurance for a number of risks, including workers’ compensation, general liability, automobile liability, product liability and our obligation for employee healthcare benefits. Liabilities associated with the risks are estimated by considering historical claims experience and other actuarial assumptions.

Revenue Recognition:

We recognize revenues when title and risk of loss pass to customers, which generally occurs upon shipment or delivery of goods. Revenues are recorded net of consumer incentives and trade promotions and include all shipping and handling charges billed to customers. Kraft Foods’ shipping and handling costs are classified as part of cost of sales. A provision for product returns and allowances for bad debts are also recorded as a reduction to revenues within the same period that the revenue is recognized.

Excise Taxes:

Effective January 1, 2009, we changed our classification of certain excise taxes to a net presentation within cost of sales. In prior years, excise taxes were classified gross within net revenues and cost of sales. With this change, we report all of our excise and similar taxes using the net presentation method. We made this change to better align our net revenues between various countries and to provide better clarity to net revenues and margins. These financial statements were revised to conform to this change. As a result, we removed $269 million in 2008, $276 million in 2007 and $238 million in 2006 from net revenues, and netted the amounts within cost of sales. This change did not have a material impact on our net revenues or cost of sales.

Marketing, Administration and Research Costs:

Marketing – We promote our products with advertising, consumer incentives and trade promotions. These programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. We expense advertising costs either in the period the advertising first takes place or as incurred. Consumer incentive and trade promotion activities are recorded as a reduction to revenues based on amounts estimated as being due to customers and consumers at the end of a period. We base these estimates principally on historical utilization and redemption rates. For interim reporting purposes, advertising and consumer incentive expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year. We do not defer costs on our year-end consolidated balance sheet and all marketing costs are recorded as an expense in the year incurred. Advertising expense was $1,639 million in 2008, $1,471 million in 2007 and $1,308 million in 2006.

Research – We expense costs as incurred for product research and development. Research and development expense was $498 million in 2008, $442 million in 2007 and $414 million in 2006.

Environmental Costs:

We are subject to laws and regulations relating to the protection of the environment. We accrue for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when their receipt is deemed probable. As of December 31, 2008, our subsidiaries were involved in 67 active Superfund and other similar actions in the U.S. related to current operations and certain former or divested operations for which we retain liability.

Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our financial results. However, we cannot quantify with certainty the potential impact of future compliance efforts and environmental remediation actions.

Employee Benefit Plans:

In September 2006, new guidance was issued surrounding employers’ accounting for defined benefit pension and other postretirement plans. The new guidance requires us to measure plan assets and benefit obligations as of the balance sheet date beginning in 2008. We previously measured our non-U.S. pension plans (other than certain Canadian and French pension plans) at September 30 of each year. On December 31, 2008, we recorded an after-tax decrease of $8 million to retained earnings using the 15-month approach to proportionally allocate the transition adjustment required upon adoption of the measurement provision of the new guidance. The plan assets and benefit obligations of our pension plans and the benefit obligations of our postretirement plans are now all measured at year-end.

We provide a range of benefits to our employees and retired employees. These include pension plans, postretirement health care benefits and postemployment benefits, consisting primarily of severance. We provide pension coverage for certain employees of our non-U.S. subsidiaries through separate plans. Local statutory requirements govern many of these plans. For certain employees hired in the U.S. after January 1, 2009, we have discontinued benefits under our U.S. pension plans, and we have replaced it with an enhanced company contribution to our employee savings plan. Our U.S. and Canadian subsidiaries provide health care and other benefits to most retired employees. Local government plans generally cover health care benefits for retirees outside the U.S. and Canada. Our postemployment benefit plans cover most salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees.

Financial Instruments:

As Kraft Foods operates globally, we use certain financial instruments to manage our foreign currency exchange rate and commodity price risks. We monitor and manage these exposures as part of our overall risk management program. Our risk management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on our operating results. We maintain foreign currency and commodity price risk management strategies that seek to reduce significant, unanticipated earnings fluctuations that may arise from volatility in foreign currency exchange rates and commodity prices, principally through the use of derivative instruments.

Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. We formally document the nature of and relationships between the hedging instruments and hedged items, as well as our risk management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If we deem it probable that the forecasted transaction will not occur, we recognize the gain or loss in earnings currently.

By using derivatives to hedge exposures to changes in exchange rates and commodity prices, Kraft Foods has exposure on these derivatives to credit and market risk. We are exposed to credit risk that the counterparty might fail to fulfill its performance obligations under the terms of the derivative contract. We minimize our credit risk by entering into transactions with high quality counterparties with investment grade credit ratings, limiting the amount of exposure we have with each counterparty and monitoring the financial condition of our counterparties. In October 2008, one of our counterparties, Lehman Brothers Commercial Corporation, filed for bankruptcy. Consequently, we wrote off an insignificant asset related to derivatives held with them. This did not have a significant impact on our foreign currency risk management program. We also maintain a policy of requiring that all significant, non-exchange traded derivative contracts with a duration greater than one year be governed by an International Swaps and Derivatives Association master agreement. Market risk is the risk that the value of the financial instrument might be adversely affected by a change in foreign currency exchange rates, commodity prices or interest rates. We manage market risk by incorporating monitoring parameters within our risk management strategy that limit the types of derivative instruments and derivative strategies we use, and the degree of market risk that may be undertaken by the use of derivative instruments.

We record derivative financial instruments at fair value in our consolidated balance sheets as either current assets or current liabilities. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Commodity cash flow hedges – We are exposed to price risk related to forecasted purchases of certain commodities that we primarily use as raw materials. Accordingly, we use commodity forward contracts as cash flow hedges, primarily for meat, coffee, dairy, sugar, cocoa and wheat. Commodity forward contracts generally qualify for the normal purchase exception under guidance for derivative instruments and hedging activities, and are, therefore, not subject to its provisions. We use commodity futures and options to hedge the price of certain input costs, including dairy, coffee, cocoa, wheat, corn products, soybean oils, meat products, sugar, natural gas and heating oil. Some of these derivative instruments are highly effective and qualify for hedge accounting treatment. We also sell commodity futures to unprice future purchase commitments, and we occasionally use related futures to cross-hedge a commodity exposure. We are not a party to leveraged derivatives and, by policy, do not use financial instruments for speculative purposes.

For those derivative instruments that are highly effective and qualify for hedge accounting treatment, we defer the effective portion of unrealized gains and losses on commodity futures and option contracts as a component of accumulated other comprehensive earnings / (losses). We recognize the deferred portion as a component of cost of sales when the related inventory is sold. Ineffectiveness is directly recorded as a component of cost of sales. For the derivative instruments that we consider economic hedges but do not designate for hedge accounting treatment, we recognize gains and losses directly as a component of cost of sales.

Foreign currency cash flow hedges – We use various financial instruments to mitigate our exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. These instruments include forward foreign exchange contracts, foreign currency swaps and foreign currency options. Based on the size and location of our businesses, we use these instruments to hedge our exposure to certain currencies, including the euro, Swiss franc, British pound and Canadian dollar.

For those derivative instruments that are highly effective and qualify for hedge accounting treatment, we defer the effective portion of unrealized gains and losses associated with forward, swap and option contracts as a component of accumulated other comprehensive earnings / (losses) until the underlying hedged transactions are reported in earnings. We recognize the deferred portion as a component of cost of sales when the related inventory is sold or as foreign currency translation gain or loss for our hedges of intercompany loans when the payments are made. For those derivative instruments that we consider economic hedges but do not designate for hedge accounting treatment, we recognize gains and losses directly as a component of cost of sales or foreign currency translation loss, depending on the nature of the underlying transaction.

Hedges of net investments in foreign operations – We have numerous investments in foreign subsidiaries. The net assets of these subsidiaries are exposed to volatility in foreign currency exchange rates. We use foreign-currency-denominated debt to hedge our net investment in foreign operations against adverse movements in exchange rates. We designated our euro denominated borrowings as a net investment hedge of a portion of our overall European operations. The gains and losses in our net investment in these designated European operations are economically offset by losses and gains in our euro denominated borrowings. The change in the debt’s fair value is recorded in the cumulative translation adjustment component of accumulated other comprehensive earnings / (losses).

Guarantees:

Authoritative guidance related to guarantor’s accounting and disclosure requirements for guarantees requires us to disclose certain guarantees and to recognize a liability for the fair value of the obligation of qualifying guarantee activities. See Note 13, Commitments and Contingencies for a further discussion of guarantees.

Income Taxes:

Prior to our spin-off from Altria, we were included in Altria’s consolidated federal income tax return. We generally computed income taxes on a separate company basis; however, some of our foreign tax credits, capital losses and other credits could not be used on a separate company basis. To the extent that Altria used our foreign tax credits and other tax benefits in its consolidated federal income tax return, we recognized the benefit in the calculation of our provision for income taxes. This benefit was approximately $270 million in 2007 (both through the date of our spin-off from Altria as well as post-spin carryback claims to pre-spin periods) and $195 million in 2006. We made payments to, or were reimbursed by, Altria for the tax effects resulting from being included in Altria’s tax return. As of March 31, 2007, we are no longer a member of the Altria consolidated tax return group, and we now file our own federal consolidated income tax returns. Altria also previously carried our federal tax contingencies on its balance sheet and reported them in its financial statements. As a result of the spin-off, Altria transferred our federal tax contingencies of $375 million to our balance sheet and related interest income of $77 million in 2007. Additionally, during 2007, Altria paid us $305 million for the federal tax contingencies held by them, less the impact of federal reserves reversed due to the adoption of new guidance, discussed below, which addressed accounting for the uncertainty in income taxes. This amount is reflected as a component of other within the net cash provided by operating activities section of the consolidated statement of cash flows.

In July 2006, new guidance was issued which addressed accounting for the uncertainty in income taxes. We adopted the guidance effective January 1, 2007. The guidance clarified when tax benefits should be recorded in the financial statements and provided measurement criteria for valuing such benefits. In order for us to recognize benefits, our tax position must be more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Prior to the implementation of the guidance, we established additional provisions for certain positions that were likely to be challenged even though we believe that those existing tax positions were fully supportable. The adoption of this guidance resulted in an increase to equity as of January 1, 2007 of $213 million and resulted from:

•	a $265 million decrease in the liability for unrecognized tax benefits, comprised of $247 million in tax and $18 million in interest;
•	a reduction in goodwill of $85 million; and
•	an increase to federal and state deferred tax assets of $33 million.

We recognize deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Reclassification:

In 2009, we changed our cost assignment methodology for headquarter functional costs across our operating structure. We conformed these financial statements to this change. As a result, we reclassified $188 million in 2008, $83 million in 2007 and $83 million in 2006 from marketing, administration and research costs to cost of sales. This change did not have an impact on net earnings.

We reclassified dividends payable and income taxes in the consolidated balance sheet at December 31, 2007 from separate line items into other current liabilities to conform with the current year’s presentation. We also reclassified income taxes and other working capital items in the consolidated statements of cash flows for the years ended December 31, 2007 and 2006 from separate line items into other current assets and other current liabilities to conform with the current year’s presentation. In addition, we reclassified stock-based compensation expense in the consolidated statements of cash flows for the years ended December 31, 2007 and 2006 from other operating activities to a separate line item to conform with the current year’s presentation.

New Accounting Pronouncements:

In September 2006, new guidance was issued on fair value measurements. The guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The effective date of the guidance for items recognized or disclosed at fair value on an annual or more frequently recurring basis was January 1, 2008. The effective date of the guidance for all other nonfinancial assets and liabilities is January 1, 2009. As such, we partially adopted the guidance effective January 1, 2008. The partial adoption of this guidance did not have a material impact on our financial statements. We expect to adopt the remaining provisions beginning in 2009. We expect this adoption to impact the way in which we calculate fair value for our annual impairment review of goodwill and non-amortizable intangible assets, and when conditions exist that require us to calculate the fair value of long-lived assets; however, we do not expect this adoption to have a material impact on our financial statements.

In December 2007, new guidance was issued on business combinations. The provisions, which change the way companies account for business combinations, are effective for Kraft Foods as of January 1, 2009. This guidance requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors to understand the nature and financial effect of the business combination. We do not expect the adoption of this guidance to have a material impact on our financial statements.

In December 2007, new guidance was also issued on noncontrolling interests in consolidated financial statements, the provisions of which are effective for Kraft Foods as of January 1, 2009. The guidance requires an entity to classify noncontrolling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and noncontrolling interests are required to be treated as equity transactions. Therefore, they no longer are removed from net income, but rather are accounted for as equity. These financial statements were revised to conform to the requirements of this guidance. The adoption of this guidance did not have a material impact on our financial statements.

In March 2008, new guidance was issued on required disclosures for derivative instruments and hedging activities. The provisions are effective for Kraft Foods as of January 1, 2009. The guidance requires enhanced disclosures about (i) how and why we use derivative instruments, (ii) how we account for derivative instruments and related hedged items, and (iii) how derivative instruments and related hedged items affect our financial results. We do not expect the adoption of this guidance to have a material impact on our financial statements.

In June 2008, new guidance was issued to assist in determining whether instruments granted in share-based payment transactions are participating securities. The provisions are effective for Kraft Foods as of January 1, 2009. The guidance considers unvested share-based payment awards with the right to receive nonforfeitable dividends or their equivalents participating securities that should be included in the calculation of EPS under the two-class method. These financial statements were revised to conform to the requirements of this guidance. As such, our restricted and deferred stock awards were considered participating units in our calculation of EPS. The adoption of this guidance did not have a material impact on our financial statements.

In December 2008, new guidance was issued on employers’ disclosures for postretirement benefit plan assets, which is effective for fiscal years ending after December 15, 2009. The literature provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. We do not expect the adoption of this guidance to have a material impact on our financial statements.

Note 2. Acquisitions and Divestitures:

LU Biscuit Acquisition:

On November 30, 2007, we acquired LU Biscuit for €5.1 billion (approximately $7.6 billion) in cash. The acquisition included 32 manufacturing facilities and approximately 14,000 employees. We acquired net assets consisting primarily of goodwill of $4,052 million (which will not be deductible for statutory tax purposes), intangible assets of $3,546 million (substantially all of which are indefinite-lived), receivables of $757 million, property, plant and equipment of $1,054 million and inventories of $204 million, and assumed liabilities of $1,063 million consisting primarily of accounts payable and accruals. These purchase price allocations were based upon appraisals that were finalized in the third quarter of 2008. During the second quarter of 2008, we also repaid Groupe Danone S.A. for excess cash received upon the acquisition of LU Biscuit. LU Biscuit contributed net revenues of $3.2 billion during 2008, and $2.8 billion on a proforma basis during 2007. LU Biscuit reported results from operations on a one month lag in 2007; as such, there was no impact on our operating results. On a proforma basis, LU Biscuit’s net earnings for the year ended December 31, 2007 would have been insignificant to Kraft Foods.

United Biscuits Acquisition:

In September 2006, we acquired the Spanish and Portuguese operations of United Biscuits (“UB”) for approximately $1.1 billion. The non-cash acquisition was financed by our assumption of $541 million of debt issued by the acquired business immediately prior to the acquisition, as well as $530 million of value for the redemption of our outstanding investment in UB, primarily deep-discount securities. The redemption of our investment in UB resulted in a $251 million gain.

Post Cereals Split-off:

On August 4, 2008, we completed the split-off of the Post cereals business into Ralcorp Holdings, Inc. (“Ralcorp”), after an exchange with our shareholders. The exchange is expected to be tax-free to participating shareholders for U.S. federal income tax purposes.

In this split-off transaction, approximately 46.1 million shares of Kraft Foods Common Stock were tendered for $1,644 million. Our shareholders had the option to exchange some or all of their shares of Kraft Foods Common Stock and receive shares of common stock of Cable Holdco, Inc. (“Cable Holdco”). Cable Holdco was our wholly owned subsidiary that owned certain assets and liabilities of the Post cereals business. In exchange for the contribution of the Post cereals business, Cable Holdco issued approximately $665 million in debt securities, issued shares of its common stock and assumed a $300 million credit facility. Upon closing, we used the cash equivalent net proceeds, approximately $960 million, to repay debt.

On June 25, 2008, Cable Holdco filed a registration statement on Form S-1/S-4/A with the SEC that announced the start of the exchange offer. Approximately 30.5 million shares of Cable Holdco were offered in exchange for Kraft Foods Common Stock at an exchange ratio of 0.6606. The exchange ratio was calculated using the daily volume-weighted average prices of Kraft Foods Common Stock and Ralcorp common stock on the NYSE on the last three trading days of the offer, which expired on August 4, 2008. The exchange offer was over-subscribed and as a result, the number of shares of Kraft Foods Common Stock accepted for exchange in the offer was prorated. Following the merger of Cable Holdco and a Ralcorp subsidiary, the Cable Holdco common stock was exchanged for shares of Ralcorp common stock on a one-for-one basis.

The Post cereals business included such cereals as Honey Bunches of Oats, Pebbles, Shredded Wheat, Selects, Grape-Nuts and Honeycomb. Under Kraft Foods, the brands in this transaction were distributed primarily in North America. In addition to the Post brands, the transaction included four manufacturing facilities, certain manufacturing equipment and approximately 1,230 employees who joined Ralcorp as part of the transaction.

The results of the Post cereals business were reflected as discontinued operations on the consolidated statement of earnings and prior period results were revised in a consistent manner. Pursuant to the Post cereals business Transition Services Agreement, we agreed to provide certain sales, co-manufacturing, distribution, information technology, and accounting and finance services to Ralcorp for up to 12 months, with Ralcorp’s option to extend it for an additional 6 months.

During the fourth quarter of 2008, we increased our gain on discontinued operations by $77 million to correct for a deferred tax liability that should have been written-off upon the split-off of the Post cereals business. As such, our gain from the split-off of the Post cereals business was $926 million.

Summary results of operations for the Post cereals business through August 4, 2008, were as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Net revenues	$666	$1,107	$1,100

Earnings before income taxes	189	369	369
Provision for income taxes	(70)	(137)	(136)
Gain on discontinued operations, net of income taxes	926	–	–

Earnings and gain from discontinued operations, net of income taxes	$1,045	$232	$233

The following assets of the Post cereals business were included in the Post split-off (in millions; as revised):
Inventories, net	$94
Property, plant and equipment, net	425
Goodwill	1,234
Other assets	11
Other liabilities	(3)

Distributed assets of the Post cereals business	$1,761

Other Divestitures:

In February 2009, we reached an agreement to divest a juice operation in Brazil. The transaction is subject to customary closing conditions, including regulatory approvals, and we expect it to close by mid-2009.

In 2008, we received $153 million in net proceeds, and recorded pre-tax losses of $92 million on divestitures, primarily related to a Nordic and Baltic snacks operation and four operations in Spain. We recorded after-tax losses of $64 million on these divestitures.

Included in those divestitures were the following, which were a condition of the EU Commission’s approval of our LU Biscuit acquisition:

•	We divested an operation in Spain. From this divestiture, we received $86 million in proceeds and recorded pre-tax losses of $74 million.
•

We divested a biscuit operation in Spain and a trademark in Hungary that we had previously acquired as part of the LU Biscuit acquisition. As such, the impacts of these divestitures were reflected as adjustments to the purchase price allocations.

In 2007, we received $216 million in proceeds and recorded pre-tax gains of $14 million on the divestitures of our hot cereal assets and trademarks, our sugar confectionery assets in Romania and related trademarks and our flavored water and juice brand assets and related trademarks, including Veryfine and Fruit2O. We recorded an after-tax loss of $5 million on these divestitures to reflect the differing book and tax bases of our hot cereal assets and trademarks divestiture.

In 2006, we received $946 million in proceeds and recorded pre-tax gains of $117 million on the divestitures of our pet snacks brand and assets, rice brand and assets, certain Canadian assets, our industrial coconut assets, a U.S. biscuit brand and a U.S. coffee plant. We recorded after-tax gains of $31 million on these divestitures, which reflects the tax expense of $57 million related to the differing book and tax bases on our pet snacks brand and assets divestiture.

These gains and losses on divestitures do not reflect the related asset impairment charges discussed in Note 6, Asset Impairment, Exit and Implementation Costs.

The aggregate operating results of the divestitures discussed above, other than the divestiture of the Post cereals business, were not material to our financial statements in any of the periods presented. Refer to Note 17, Segment Reporting, for details of all (losses) / gains on divestitures by segment.

Note 3. Inventories:

Inventories at December 31, 2008 and 2007 were:

	2008	2007
	(in millions, as revised)

Raw materials	$1,568	$1,697
Finished product	2,313	2,541

Inventories, net	3,881	4,238

Refer to Note 1, Summary of Significant Accounting Policies, for information on the change in our valuation method for U.S. inventories to the average cost method.

Note 4. Property, Plant and Equipment:

Property, plant and equipment at December 31, 2008 and 2007 were:

	2008	2007
	(in millions)

Land and land improvements	$462	$454
Buildings and building equipment	3,913	4,121
Machinery and equipment	12,590	13,750
Construction in progress	850	879

	17,815	19,204
Accumulated depreciation	(7,898)	(8,426)

Property, plant and equipment, net	$9,917	$10,778

Note 5. Goodwill and Intangible Assets:

At December 31, 2008 and 2007, goodwill by reportable segment was:

	2008	2007
	(in millions; as revised)

Kraft Foods North America:
U.S. Beverages	$1,290	$1,290
U.S. Cheese	3,000	3,000
U.S. Convenient Meals	1,460	1,460
U.S. Grocery	3,046	3,043
U.S. Snacks (1)	6,965	8,253
Canada & N.A. Foodservice	2,306	2,364
Kraft Foods Europe (2)	5,893	7,492
Kraft Foods Developing Markets	3,621	4,291

Total goodwill	$27,581	$31,193

(1) This segment was formerly known as U.S. Snacks & Cereals.
(2) This segment was formerly known as European Union.

As discussed in Note 17, Segment Reporting, we implemented changes to our operating structure in 2009. As a result of these changes, we aligned the reporting of our Central Europe operations into our Kraft Foods Developing Markets segment. These financial statements were revised to conform to this change. As a result, we moved $1,534 million of goodwill in 2008 and $1,900 million of goodwill in 2007 from Kraft Foods Europe to Kraft Foods Developing Markets.

Intangible assets at December 31, 2008 and 2007 were:

	2008	2007
	(in millions)

Non-amortizable intangible assets	$12,758	$12,065
Amortizable intangible assets	254	197

	13,012	12,262
Accumulated amortization	(86)	(62)

Intangible assets, net	$12,926	$12,200

Non-amortizable intangible assets consist substantially of brand names purchased through our acquisitions of Nabisco Holdings Corp., LU Biscuit and certain operations of UB (see Note 2, Acquisitions and Divestitures, for further details). Amortizable intangible assets consist primarily of trademark licenses, customer-related intangibles and non-compete agreements.

The movements in goodwill and intangible assets were:

	2008		2007
	Goodwill	Intangible Assets, at cost	Goodwill	Intangible Assets, at cost
	(in millions)

Balance at January 1	$31,193	$12,262	$25,553	$10,244
Changes due to:
Foreign currency	(1,062)	(516)	536	43
Acquisitions	(1,187)	1,356	5,239	2,196
Divestitures	(1,272)	(37)	(45)	(134)
Asset impairments	(35)	(53)	(3)	(70)
Other	(56)	–	(87)	(17)

Balance at December 31	$27,581	$13,012	$31,193	$12,262

Significant changes to goodwill and intangible assets during 2008 were:

•

Acquisitions – We decreased goodwill by $1,187 million and increased intangible assets by $1,356 million primarily due to refinements of preliminary allocations of purchase price for our acquisition of LU Biscuit. The allocations were based upon appraisals that were finalized in the third quarter of 2008.

•

Divestitures – We reduced goodwill by $1,234 million due to the split-off of our Post cereals business, and we reduced goodwill by $38 million and intangible assets by $37 million due to the divestiture of an operation in Spain.

•

Asset impairments – We recorded asset impairment charges of $34 million to goodwill and $1 million to intangible assets in connection with the divestiture of a Nordic and Baltic snacks operation. We also recorded asset impairment charges of $1 million to goodwill and $8 million to intangible assets in connection with the anticipated divestiture of a juice operation in Brazil. In addition, during the fourth quarter of 2008, we completed our annual review of goodwill and non-amortizable intangible assets, and recorded a $44 million charge for the impairment of intangible assets in the Netherlands, France and Puerto Rico.

•	Other – We reduced goodwill by $56 million primarily related to a reconciliation of our inventory of deferred tax items that also resulted in a write-down of our net deferred tax liabilities.

Significant changes to goodwill and intangible assets during 2007 were:

•

Acquisitions – We increased goodwill by $5,239 million and intangible assets by $2,196 million related to preliminary allocations of purchase price for our acquisition of LU Biscuit. The allocations were later finalized in 2008.

•	Divestitures – We reduced goodwill by $45 million and intangible assets by $134 million primarily due to the divestiture of our hot cereal assets and trademarks.
•	Asset Impairments – We recorded an asset impairment charge of $70 million to intangible assets in conjunction with the divestiture of our flavored water and juice brand assets and related trademarks.
•

Other – We reduced goodwill by $87 million primarily due to the adoption of new guidance which addressed accounting for the uncertainty in income taxes (see Note 1, Summary of Significant Accounting Policies, for further details), and reduced intangible assets by $17 million primarily due to the removal of a fully amortized intangible asset.

Amortization expense for intangible assets was $23 million in 2008, $13 million in 2007 and $7 million in 2006. We currently estimate amortization expense for each of the next five years to be approximately $20 million or less.

Note 6. Asset Impairment, Exit and Implementation Costs:

Restructuring Program

In 2008, we completed our five-year restructuring program (the “Restructuring Program”). The objectives of this program were to leverage our global scale, realign and lower our cost structure, and optimize capacity. As part of the Restructuring Program, we:

•	incurred $3.1 billion in pre-tax charges reflecting asset disposals, severance and implementation costs;
•	announced the closure of 36 facilities and announced the elimination of approximately 19,000 positions; and
•	will use cash to pay for $2.0 billion of the $3.1 billion in charges.

We incurred charges under the Restructuring Program of $989 million in 2008, $459 million in 2007 and $673 million in 2006. Since the inception of the Restructuring Program, we have paid cash for $1.5 billion of the $3.1 billion in charges. At December 31, 2008, we had $489 million accrued in Restructuring Program costs.

In 2008, we implemented a new operating structure built on three core elements: business units; shared services that leverage the scale of our global portfolio; and a streamlined corporate staff. Within the new structure, business units now have full P&L accountability and are staffed accordingly. This also ensures that we are putting our resources closer to where we make decisions that affect our consumers and customers. Our corporate and shared service functions continue to streamline their organizations and focus on core activities that can more efficiently support the goals of the business units. The intent is to simplify, streamline and increase accountability, with the ultimate goal of generating reliable growth for Kraft Foods. In total, we will eliminate approximately 1,500 positions as we streamline our headquarter functions.

We are also in the process of reorganizing our European operations to function on a pan-European centralized category management and value chain model. After the reorganization is complete, the European Principal Company (“EPC”) will manage the European categories centrally and make decisions for all aspects of the value chain, except for sales and distribution. The European subsidiaries will execute sales and distribution locally, and the local production companies will act as toll manufacturers on behalf of the EPC. The EPC legal entity has been incorporated as Kraft Foods Europe GmbH in Zurich, Switzerland. As part of the reorganization, we incurred $16 million of restructuring costs, $39 million of implementation costs and $11 million of non-recurring costs during 2008; $21 million of restructuring costs, $24 million of implementation costs and $10 million of non-recurring costs during 2007; and $7 million of restructuring costs during 2006. Restructuring and implementation costs are included in the total Restructuring Program charges. Other costs relating to our Kraft Foods Europe Reorganization are recorded as marketing, administration and research costs. Management believes the disclosure of implementation and other non-recurring charges provides readers of our financial statements greater transparency to the total costs of our Kraft Foods Europe Reorganization.

During the second quarter of 2006, we entered into a seven-year, $1.7 billion agreement to receive information technology services from Electronic Data Systems (“EDS”). On June 1, 2006, we began using EDS’s data centers, and EDS started providing us with web hosting, telecommunications and IT workplace services. In 2008, we incurred restructuring costs of $2 million and implementation costs of $14 million related to the EDS transition. In 2007, we reversed $6 million in restructuring costs because our severance costs were lower than originally anticipated, and we incurred implementation costs of $47 million. In 2006, we incurred restructuring costs of $51 million and implementation costs of $56 million. These amounts are included in the total Restructuring Program charges.

Restructuring Costs:

Under the Restructuring Program, we recorded asset impairment and exit costs of $884 million during 2008, $332 million during 2007 and $578 million during 2006. We will pay cash for $659 million of the charges that we incurred during 2008. As part of the program, we announced the closure of six plants during 2008.

Restructuring liability activity for the years ended December 31, 2008 and 2007 was:

	Severance	Asset Write-downs	Other	Total
	(in millions)

Liability balance, January 1, 2007	$165	$–	$32	$197
Charges	156	99	77	332
Cash (spent) / received	(155)	6	(94)	(243)
Charges against assets	(25)	(109)	1	(133)
Currency	13	4	–	17

Liability balance, December 31, 2007	154	–	16	170
Charges	590	195	99	884
Cash (spent) / received	(255)	33	(71)	(293)
Charges against assets	(30)	(214)	2	(242)
Currency	(15)	(14)	(1)	(30)

Liability balance, December 31, 2008	$444	$–	$45	$489

Severance charges include the cost of benefits received by terminated employees. As of December 31, 2008, we had eliminated approximately 15,200 positions, and we had announced our intent to eliminate an additional 3,800 positions. Severance charges against assets primarily relate to incremental pension costs, which reduce prepaid pension assets. Asset impairment write-downs were caused by plant closings and related activity. Cash received on asset write-downs reflects the net cash proceeds from the sales of assets previously written-down under the Restructuring Program. We incurred other costs related primarily to the renegotiation of supplier contract costs, workforce reductions associated with facility closings and the termination of leasing agreements.

Implementation Costs:

Implementation costs are directly attributable to exit costs; however, they do not qualify for treatment under guidance related to accounting for costs associated with exit or disposal activities. These costs primarily include the discontinuance of certain product lines, incremental expenses related to the closure of facilities, the EDS transition and the reorganization of our European operations discussed above. Management believes the disclosure of implementation charges provides readers of our financial statements greater transparency to the total costs of our Restructuring Program. Substantially all implementation costs incurred in 2008 will require cash payments.

Implementation costs associated with the Restructuring Program were:

	2008	2007	2006
	(in millions)

Cost of sales	38	67	25
Marketing, administration and research costs	67	60	70

Total implementation costs	$105	$127	$95

Asset Impairment Charges

During our 2008 review of goodwill and non-amortizable intangible assets, we recorded a $44 million charge for the impairment of intangible assets in the Netherlands, France and Puerto Rico. In addition, in December 2008, we reached a preliminary agreement to divest a juice operation in Brazil and reached an agreement to sell a cheese plant in Australia. In anticipation of divesting the juice operation in Brazil, we recorded an asset impairment charge of $13 million in the fourth quarter of 2008. The charge primarily included the write-off of associated intangible assets of $8 million and property, plant and equipment of $4 million. In anticipation of selling the cheese plant in Australia, we recorded an asset impairment charge of $28 million to property, plant and equipment in the fourth quarter of 2008. Additionally, in 2008, we divested a Nordic and Baltic snacks operation and incurred an asset impairment charge of $55 million in connection with the divestiture. This charge primarily included the write-off of associated goodwill of $34 million and property, plant and equipment of $16 million. We recorded the aggregate asset impairment charges within asset impairment and exit costs.

In 2007, we divested our flavored water and juice brand assets and related trademarks. In recognition of the divestiture, we recorded a $120 million asset impairment charge for these assets. The charge primarily included the write-off of associated intangible assets of $70 million and property, plant and equipment of $47 million and was recorded within asset impairment and exit costs.

During our 2006 annual review of goodwill and non-amortizable intangible assets, we recorded a $24 million charge for the impairment of intangible assets in Egypt and our hot cereal intangible assets in the U.S. Additionally, during 2006, we re-evaluated the business model for our Tassimo hot beverage system, the revenues of which lagged our projections. This evaluation resulted in a $245 million asset impairment charge related to lower utilization of existing manufacturing capacity. We also incurred an asset impairment charge of $86 million during 2006 in recognition of our pet snacks brand and assets divestiture. The charge primarily included the write-off of a portion of the associated goodwill of $25 million and intangible assets of $55 million. In addition, in January 2007, we announced the divestiture of our hot cereal assets and trademarks. We recorded an asset impairment charge of $69 million in the fourth quarter of 2006 in connection with the anticipated divestiture. The charge primarily included the write-off of a portion of the associated goodwill of $15 million and intangible assets of $52 million. The transaction closed in 2007 and no further impairment charges were incurred for this divestiture. We recorded the aggregate asset impairment charges within asset impairment and exit costs.

Total – Asset Impairment, Exit and Implementation Costs

We included the asset impairment, exit and implementation costs discussed above, for the years ended December 31, 2008, 2007 and 2006 in segment operating income as follows:

	For the Year Ended December 31, 2008
	Restructuring Costs	Asset Impairment	Total Asset Impairment and Exit Costs	Implementation Costs	Total
	(in millions)

Kraft Foods North America:
U.S. Beverages	$59	$–	$59	$8	$67
U.S. Cheese	31	–	31	7	38
U.S. Convenient Meals	31	–	31	7	38
U.S. Grocery	36	–	36	5	41
U.S. Snacks	72	–	72	9	81
Canada & N.A. Foodservice	100	–	100	10	110
Kraft Foods Europe	418	89	507	56	563
Kraft Foods Developing Markets	137	51	188	3	191

Total – continuing operations	884	140	1,024	105	1,129
Discontinued operations	–	–	–	–	–

Total	$884	$140	$1,024	$105	$1,129

	For the Year Ended December 31, 2007
	Restructuring Costs	Asset Impairment	Total Asset Impairment and Exit Costs	Implementation Costs	Total
	(in millions)

Kraft Foods North America:
U.S. Beverages	$12	$120	$132	$7	$139
U.S. Cheese	50	–	50	25	75
U.S. Convenient Meals	20	–	20	15	35
U.S. Grocery	25	–	25	7	32
U.S. Snacks	17	–	17	15	32
Canada & N.A. Foodservice	50	–	50	2	52
Kraft Foods Europe	108	–	108	44	152
Kraft Foods Developing Markets	38	–	38	12	50

Total – continuing operations	320	120	440	127	567
Discontinued operations	12	–	12	–	12

Total	$332	$120	$452	$127	$579

	For the Year Ended December 31, 2006
	Restructuring Costs	Asset Impairment	Total Asset Impairment and Exit Costs	Implementation Costs	Total
	(in millions)

Kraft Foods North America:
U.S. Beverages	$17	$75	$92	$10	$102
U.S. Cheese	77	–	77	12	89
U.S. Convenient Meals	81	–	81	8	89
U.S. Grocery	37	–	37	11	48
U.S. Snacks	35	168	203	16	219
Canada & N.A. Foodservice	24	–	24	7	31
Kraft Foods Europe	230	170	400	23	423
Kraft Foods Developing Markets	74	11	85	8	93

Total – continuing operations	575	424	999	95	1,094
Discontinued operations	3	–	3	–	3

Total	$578	$424	$1,002	$95	$1,097

Note 7. Debt and Borrowing Arrangements:

Short-Term Borrowings:

At December 31, 2008 and 2007, our short-term borrowings and related average interest rates consisted of:

	2008		2007
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
	(in millions)		(in millions)
Commercial paper	$606	2.6%	$1,608	5.0%
LU Biscuit bridge facility	–	–	5,527	5.2%
Bank loans	291	13.0%	250	7.2%

Total short-term borrowings	$897		$7,385

The fair values of our short-term borrowings at December 31, 2008 and 2007, based upon current market interest rates, approximate the amounts disclosed above.

Borrowing Arrangements:

We maintain a revolving credit facility that we have historically used for general corporate purposes and to support our commercial paper issuances. The $4.5 billion, multi-year revolving credit facility expires in April 2010. No amounts have been drawn on this facility. In October 2008, one of the syndicate banks under our credit facility, Lehman Commercial Paper, Inc., filed for bankruptcy protection. Lehman’s commitment under our credit facility is approximately $136 million. We do not expect to replace them, and our capacity under our credit facility will accordingly be reduced to approximately $4.4 billion.

We must maintain a net worth of at least $20.0 billion under the terms of our revolving credit facility. At December 31, 2008, our net worth was $22.3 billion. We expect to continue to meet this covenant. The revolving credit facility has no other financial covenants, credit rating triggers or provisions that could require us to post collateral as security.

In addition to the above, some of our international subsidiaries maintain primarily uncommitted credit lines to meet short-term working capital needs. Collectively, these credit lines amounted to $1.7 billion at December 31, 2008. Borrowings on these lines amounted to $291 million at December 31, 2008 and $250 million at December 31, 2007.

At December 31, 2007, we had borrowed €3.8 billion (approximately $5.5 billion) under the 364-day bridge facility agreement we used to acquire LU Biscuit (“LU Biscuit Bridge Facility”). Under the terms of the credit agreement, we were required to repay borrowings with the net cash proceeds from debt offerings having a maturity of greater than one year. As such, we repaid the €3.8 billion (approximately $5.9 billion at the time of repayments) with proceeds from our March 20, 2008 and May 22, 2008 debt issuances discussed below. Upon repayment, this facility was terminated.

Long-Term Debt:

On December 19, 2008, we issued $500 million of senior unsecured notes and used the net proceeds ($498 million) for general corporate purposes, including the repayment of outstanding commercial paper. The general terms of the $500 million notes are: $500 million total principal notes due February 19, 2014 at a fixed, annual interest rate of 6.750%. Interest is payable semiannually, and began on February 19, 2009.

On May 22, 2008, we issued $2.0 billion of senior unsecured notes and used the net proceeds ($1,967 million) for general corporate purposes, including the repayment of borrowings under our LU Biscuit Bridge Facility and other short-term borrowings. The general terms of the $2.0 billion notes are:

•	$1,250 million total principal notes due August 23, 2018 at a fixed, annual interest rate of 6.125%. Interest is payable semiannually beginning February 23, 2009.
•	$750 million total principal notes due January 26, 2039 at a fixed, annual interest rate of 6.875%. Interest is payable semiannually, and began on January 26, 2009.

On March 20, 2008, we issued €2.85 billion (approximately $4.5 billion) of senior unsecured notes and used the net proceeds (approximately $4,470 million) to repay a portion of our LU Biscuit Bridge Facility. The general terms of the €2.85 billion notes are:

•	€2.0 billion (approximately $3.2 billion) total principal notes due March 20, 2012 at a fixed, annual interest rate of 5.750%. Interest is payable annually beginning March 20, 2009.
•	€850 million (approximately $1.3 billion) total principal notes due March 20, 2015 at a fixed, annual interest rate of 6.250%. Interest is payable annually beginning March 20, 2009.

On December 12, 2007, we issued $3.0 billion of senior unsecured notes and used the net proceeds ($2,966 million) for general corporate purposes, including the repayment of outstanding commercial paper and a portion of our LU Biscuit Bridge Facility. The general terms of the $3.0 billion notes are:

•	$2.0 billion total principal notes due February 1, 2018 at a fixed, annual interest rate of 6.125%. Interest is payable semiannually, and began on August 1, 2008.
•	$1.0 billion total principal notes due February 1, 2038 at a fixed, annual interest rate of 6.875%. Interest is payable semiannually, and began on August 1, 2008.

On August 13, 2007, we issued $3.5 billion of senior unsecured notes and used the net proceeds ($3,462 million) for general corporate purposes, including the repayment of outstanding commercial paper. The general terms of the $3.5 billion notes are:

•	$250 million total principal notes due August 11, 2010 at a fixed, annual interest rate of 5.625%. Interest is payable semiannually, and began on February 11, 2008.
•	$750 million total principal notes due February 11, 2013 at a fixed, annual interest rate of 6.000%. Interest is payable semiannually, and began on February 11, 2008.
•	$1.5 billion total principal notes due August 11, 2017 at a fixed, annual interest rate of 6.500%. Interest is payable semiannually, and began on February 11, 2008.
•	$750 million total principal notes due August 11, 2037 at a fixed, annual interest rate of 7.000%. Interest is payable semiannually, and began on February 11, 2008.
•

$250 million total principal notes due August 11, 2010 at a floating, annual interest rate of LIBOR plus 50 basis points that resets quarterly. The rate as of December 31, 2008 was 2.735%. Interest on the floating rate notes is payable quarterly, and began on November 13, 2007.

The notes from all issuances discussed above include covenants that restrict our ability to incur debt secured by liens above a certain threshold. We are also required to offer to purchase these notes at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to the date of repurchase, if we experience both of the following:

(i)	a “change of control” triggering event, and
(ii)	a downgrade of these notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period.

We expect to continue to comply with our long-term debt covenants.

At December 31, 2008 and 2007, our long-term debt consisted of (interest rates were as of December 31, 2008):

	2008	2007
	(in millions)

Notes, 2.74% to 7.55% (average effective rate 6.17%), due through 2039	$15,130	$13,392
Euro notes, 5.75% to 6.25% (average effective rate 5.98%), due through 2015	3,970	–
7% Debenture (effective rate 11.32%), $200 million face amount, due 2011	182	175
Other foreign currency obligations	11	16
Capital leases and other	61	41

Total long-term debt	19,354	13,624
Less current portion of long-term debt	(765)	(722)

Long-term debt	$18,589	$12,902

Aggregate maturities of long-term debt are (in millions):

2009			$765
2010			508
2011			2,208
2012			4,300
2013			1,555
Thereafter			10,118

On October 1, 2008, we repaid $700 million in notes. This repayment was primarily financed from commercial paper issuances.

Fair Value:

The aggregate fair value of our long-term debt, based on quoted prices in active markets for identical liabilities, was $19,629 million at December 31, 2008 and $13,903 million at December 31, 2007.

The aggregate fair value of our third-party debt, based on market quotes, at December 31, 2008, was $20,526 million as compared with the carrying value of $20,251 million. The aggregate fair value of our third-party debt at December 31, 2007, was $21,288 million as compared with the carrying value of $21,009 million.

Interest and Other Expense:

Interest and other (income) / expense was:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions)

Interest and other expense, net:
Interest expense, external debt	$1,272	$739	$609
Interest income, Altria and affiliates	–	(74)	(47)
Other income, net	(32)	(61)	(52)

Total interest and other expense, net	$1,240	$604	$510

Note 8. Capital Stock:

Our articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and
500 million shares of preferred stock. Shares of Class A common stock issued, repurchased and outstanding were:

		Shares Issued	Shares Repurchased	Shares Outstanding

Balance at January 1, 2006		555,000,000	(65,119,245)	489,880,755
Repurchase of shares		–	(38,744,248)	(38,744,248)
Exercise of stock options and issuance of other stock awards		–	4,836,138	4,836,138

Balance at December 31, 2006		555,000,000	(99,027,355)	455,972,645
Repurchase of shares		–	(111,516,043)	(111,516,043)
Exercise of stock options and issuance of other stock awards		–	9,321,018	9,321,018
Conversion of Class B common shares to Class A common shares		1,180,000,000	–	1,180,000,000

Balance at December 31, 2007		1,735,000,000	(201,222,380)	1,533,777,620
Repurchase of shares		–	(25,272,255)	(25,272,255)
Shares tendered (Note 2)		–	(46,119,899)	(46,119,899)
Exercise of stock options and issuance of other stock awards		–	6,915,974	6,915,974

Balance at December 31, 2008		1,735,000,000	(265,698,560)	1,469,301,440

Upon the spin-off, Altria converted all of its Class B shares of Kraft Foods common stock into Class A shares of Kraft Foods common stock. Following our spin-off from Altria, we only have Class A common stock outstanding. There were no Class B common stock or preferred shares issued and outstanding at December 31, 2008 and 2007.

On August 4, 2008, we completed the split-off of the Post cereals business. In this transaction, approximately 46.1 million shares of Kraft Foods Common Stock were tendered for $1,644 million.

At December 31, 2008, 139,940,307 shares of Common Stock were reserved for stock options and other stock awards.

Our Board of Directors authorized the following Common Stock repurchase programs. We are not obligated to repurchase any of our Common Stock and may suspend our current program at our discretion. The total repurchases under these programs were 25.3 million shares for $777 million in 2008, 110.1 million shares for $3,640 million in 2007, and 38.7 million shares for $1,250 million in 2006. We made these repurchases of our Common Stock in open market transactions.

Share Repurchase Program Authorized by the Board of Directors	$5.0 billion	$2.0 billion	$1.5 billion

Authorized / completed period for repurchase	April 2007 – March 2009	March 2006 – March 2007	December 2004 – March 2006

Aggregate cost of shares repurchased in 2008 (millions of shares)	$777 million (25.3 shares)

Aggregate cost of shares repurchased in 2007 (millions of shares)	$3.5 billion (105.6 shares)	$140 million (4.5 shares)

Aggregate cost of shares repurchased in 2006 (millions of shares)		$1.0 billion (30.2 shares)	$250 million (8.5 shares)

Aggregate cost of shares repurchased life-to-date under program (millions of shares)	$4.3 billion (130.9 shares)	$1.1 billion (34.7 shares)	$1.5 billion (49.1 shares)

In March 2007, we repurchased 1.4 million additional shares of our Common Stock from Altria at a cost of $46.5 million. We paid $32.085 per share, which was the average of the high and the low price of Kraft Foods Common Stock as reported on the NYSE on March 1, 2007. This repurchase was in accordance with our Altria spin-off agreement.

Note 9. Accumulated Other Comprehensive Losses:

The components of accumulated other comprehensive losses were:

	Currency Translation Adjustments	Pension and Other Benefits	Derivatives Accounted for as Hedges	Total
	(in millions)

Balances at January 1, 2006	$(1,290)	$(369)	$(4)	$(1,663)
Other comprehensive earnings / (losses), net of income taxes:
Currency translation adjustments	567	–	–	567
Additional minimum pension liability	–	78	–	78

Total other comprehensive earnings				645

Adoption of new benefit plan guidance	–	(2,051)	–	(2,051)

Balances at December 31, 2006	$(723)	$(2,342)	$(4)	$(3,069)
Other comprehensive earnings / (losses), net of income taxes:
Currency translation adjustments	672	(78)	–	594
Amortization of experience losses and prior service costs	–	154	–	154
Pension settlement	–	45	–	45
Net actuarial gain arising during period	–	410	–	410
Change in fair value of cash flow hedges	–	–	31	31

Total other comprehensive earnings				1,234

Balances at December 31, 2007	$(51)	$(1,811)	$27	$(1,835)
Other comprehensive earnings / (losses), net of income taxes:
Currency translation adjustments	(2,348)	114	–	(2,234)
Amortization of experience losses and prior service costs	–	98	–	98
Pension settlement	–	48	–	48
Net actuarial loss arising during period	–	(2,021)	–	(2,021)
Change in fair value of cash flow hedges	–	–	(50)	(50)

Total other comprehensive losses				(4,159)

Balances at December 31, 2008	$(2,399)	$(3,572)	$(23)	$(5,994)

Note 10. Stock Plans:

Beginning in 2008, we changed our annual and long-term incentive compensation programs to further align them with shareholder returns. Under the annual incentive program, we now grant equity in the form of both restricted or deferred stock and stock options. The restricted or deferred stock will continue to vest 100% after three years, and the stock options will vest one-third each year beginning on the first anniversary of the grant date. Additionally, we changed our long-term incentive plan from a cash-based program to a share-based program. These shares vest based on varying performance, market and service conditions.

Under the Kraft Foods 2005 Performance Incentive Plan (the “2005 Plan”), we may grant to eligible employees awards of stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other awards based on our Common Stock, as well as performance-based annual and long-term incentive awards. We are authorized to issue a maximum of 150 million shares of our Common Stock under the 2005 Plan, of which no more than 45 million shares may be awarded as restricted or deferred stock. In addition, under the Kraft Foods 2006 Stock Compensation Plan for Non-Employee Directors (the “2006 Directors Plan”), we may grant up to 500,000 shares of Common Stock to members of the Board of Directors who are not our full-time employees. At December 31, 2008, there were 95,075,163 shares available to be granted under the 2005 Plan and 412,996 shares available to be granted under the 2006 Directors Plan. Restricted or deferred shares available for grant under the 2005 Plan at December 31, 2008, were 27,229,592.

All stock awards are issued to employees from treasury stock. We have no specific policy to repurchase Common Stock to mitigate the dilutive impact of options; however, we have historically made adequate discretionary purchases, based on cash availability, market trends and other factors, to satisfy stock option exercise activity.

On January 1, 2006, we adopted new guidance related to share-based payments under the modified prospective method. The adoption had an insignificant impact on earnings in 2006. The gross cumulative effect was recorded in marketing, administration and research costs.

Stock Option Plan:

Stock options are granted at an exercise price equal to the market value of the underlying stock on the grant date, generally become exercisable one-third each year beginning on the first anniversary of the grant date and have a maximum term of ten years. Prior to 2008, we had not granted stock options through a broad-based program since 2002.

We account for our employee stock options under the fair value method of accounting using a modified Black-Scholes methodology to measure stock option expense at the date of grant. The fair value of the stock options at the date of grant is amortized to expense over the vesting period. We recorded compensation expense related to stock options of $18 million in 2008. The deferred tax benefit recorded related to this compensation expense was $6 million in 2008. The unamortized compensation expense related to our stock options was $40 million at December 31, 2008 and is expected to be recognized over a weighted-average period of two years. Our weighted-average Black-Scholes fair value assumptions were as follows:

	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date

2008	3.08%	6 years	21.04%	3.66%	$4.49

The risk free interest rate represents the rate on zero-coupon U.S. government issues with a remaining term equal to the expected life of the options. The expected life is the period over which our employees are expected to hold their options. It is based on the simplified method from the SEC safe harbor guidelines. Volatility reflects historical movements in our stock price for a period commensurate with the expected life of the options. Dividend yield is estimated over the expected life of the options based on our stated dividend policy.

Stock option activity for the year ended December 31, 2008 was:

		Shares Subject to Option	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value

Balance at January 1, 2008		31,066,239	$21.47
Options granted		13,565,920	29.49
Options exercised		(4,956,807)	16.12
Options cancelled		(1,189,793)	29.37

Balance at December 31, 2008		38,485,559	24.74	4 years	$163 million

Exercisable at December 31, 2008		25,429,519	22.26	2 years	$163 million

In February 2008, as part of our annual incentive program, we granted 13.5 million stock options to eligible U.S. and non-U.S. employees at an exercise price of $29.49. We also granted 0.1 million off-cycle stock options during 2008 at an exercise price of $30.78.

On May 3, 2007, our Board of Directors approved a stock option grant to our CEO to recognize her election as our Chairman. She received 300,000 stock options under the 2005 Plan, which vest under varying market and service conditions and expire ten years after the grant date. The grant had an insignificant impact on earnings in 2007.

Prior to our IPO, certain Kraft Foods employees participated in Altria’s stock compensation plans. After the IPO, Altria did not issue stock awards to our employees, other than reloads of previously issued options and stock awards issued as a result of our spin-off from Altria. No reloads were issued during 2008 and 2007. Compensation expense for Altria stock option awards for reloads totaled $3 million in 2006, and the related tax benefit totaled $1 million. The fair value of the awards was determined using a modified Black-Scholes methodology using the following weighted-average assumptions for Altria common stock.

	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date

2006 Altria	4.87%	4 years	26.73%	4.43%	$ 12.79

The total intrinsic value of options exercised was $76 million in 2008, $90 million in 2007 and $7 million in 2006. Cash received from options exercised was $80 million in 2008, $124 million in 2007 and $55 million in 2006. The actual tax benefit realized for the tax deductions from the option exercises totaled $44 million in 2008, $35 million in 2007 and $3 million in 2006.

Restricted Stock Plans:

We may grant shares of restricted or deferred stock to eligible employees, giving them in most instances all of the rights of shareholders, except that they may not sell, assign, pledge or otherwise encumber the shares. Shares of restricted and deferred stock are subject to forfeiture if certain employment conditions are not met. Restricted and deferred stock generally vests on the third anniversary of the grant date.

Shares granted in connection with our long-term incentive plan vest based on varying performance, market and service conditions. The unvested shares have no voting rights and do not pay dividends.

The fair value of the restricted and deferred shares at the date of grant is amortized to earnings over the restriction period. We recorded compensation expense related to restricted and deferred stock of $160 million in 2008, $136 million in 2007 and $139 million (including a pre-tax cumulative effect gain of $9 million from the adoption of new guidance related to share-based payments) in 2006. The deferred tax benefit recorded related to this compensation expense was $53 million in 2008, $47 million in 2007 and $51 million in 2006. The unamortized compensation expense related to our restricted and deferred stock was $172 million at December 31, 2008 and is expected to be recognized over a weighted-average period of two years.

Our restricted and deferred stock activity for the year ended December 31, 2008 was:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share

Balance at January 1, 2008	18,660,910	$32.21
Granted	4,968,452	30.38
Vested	(6,645,606)	32.66
Forfeited	(1,732,951)	31.84

Balance at December 31, 2008	15,250,805	31.46

In January 2008, we granted 1.4 million shares of stock in connection with our long-term incentive plan, and the market value per share was $32.26 on the date of grant. In February 2008, as part of our annual incentive program, we issued 3.4 million shares of restricted and deferred stock to eligible U.S. and non-U.S. employees, and the market value per restricted or deferred share was $29.49 on the date of grant. We also issued 0.2 million off-cycle shares of restricted and deferred stock during 2008, and the weighted-average market value per restricted or deferred share was $30.38 on the date of grant.

In January 2007, we issued 5.2 million shares of restricted and deferred stock to eligible U.S. and non-U.S. employees as part of our annual incentive program. The market value per restricted or deferred share was $34.655 on the date of grant. Additionally, we issued 1.0 million off-cycle shares of restricted and deferred stock during 2007. The weighted-average market value per restricted or deferred share was $34.085 on the date of grant. The total number of restricted and deferred shares issued in 2007 was 9.2 million, including those issued as a result of our spin-off from Altria (discussed below).

The weighted-average grant date fair value of restricted and deferred stock granted was $151 million, or $30.38 per restricted or deferred share, in 2008, $310 million, or $33.63 per restricted or deferred share, in 2007 and $200 million, or $29.16 per restricted or deferred share, in 2006. The vesting date fair value of restricted and deferred stock was $196 million in 2008, $153 million in 2007, and $123 million in 2006.

Bifurcation of Stock Awards Upon Spin-Off from Altria:

Upon our spin-off, Altria stock awards were modified through the issuance of Kraft Foods stock awards, and accordingly, the Altria stock awards were split into two instruments. Holders of Altria stock options received: 1) a new Kraft Foods option to acquire shares of Kraft Foods Common Stock; and 2) an adjusted Altria stock option for the same number of shares of Altria common stock previously held, but with a proportionally reduced exercise price. For each employee stock option outstanding, the aggregate intrinsic value immediately after our spin-off from Altria was not greater than the aggregate intrinsic value immediately prior to it. Holders of Altria restricted stock or stock rights awarded before January 31, 2007 retained their existing awards and received restricted stock or stock rights in Kraft Foods Common Stock. Recipients of Altria restricted stock or stock rights awarded on or after January 31, 2007 did not receive Kraft Foods restricted stock or stock rights because Altria had announced the spin-off at that time. We reimbursed Altria $179 million for net settlement of the employee stock awards. We determined the fair value of the stock options using the Black-Scholes option valuation model, and adjusted the fair value of the restricted stock and stock rights by the value of projected forfeitures.

Based upon the number of Altria stock awards outstanding upon our spin-off, we granted stock options for 24.2 million shares of Kraft Foods Common Stock at a weighted-average price of $15.75. The options expire between 2007 and 2012. In addition, we issued 3.0 million shares of restricted stock and stock rights. The market value per restricted share or right was $31.66 on the date of grant. Restrictions on the majority of these restricted stock and stock rights lapse in the first quarter of either 2008 or 2009.

Note 11. Benefit Plans:

Pension Plans

Obligations and Funded Status:

The projected benefit obligations, plan assets and funded status of our pension plans at December 31, 2008 and 2007 were:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
	(in millions)

Benefit obligation at January 1	$5,952	$6,286	$4,275	$4,079
Service cost	149	159	107	101
Interest cost	371	365	257	194
Benefits paid	(314)	(325)	(269)	(219)
Settlements paid	(331)	(260)	(16)	–
Actuarial losses / (gains)	306	(287)	(542)	(326)
Currency	–	–	(710)	423
Other	–	14	109	23

Benefit obligation at December 31	6,133	5,952	3,211	4,275

Fair value of plan assets at January 1	7,006	7,027	4,041	3,466
Actual return on plan assets	(2,028)	545	(761)	166
Contributions	53	19	180	269
Benefits paid	(314)	(325)	(269)	(219)
Settlements paid	(331)	(260)	(16)	–
Currency	–	–	(615)	357
Other	–	–	58	2

Fair value of plan assets at December 31	4,386	7,006	2,618	4,041

Net pension (liability) / asset recognized at December 31	$(1,747)	$1,054	$(593)	$(234)

The accumulated benefit obligation, which represents benefits earned to the measurement date, was $5,464 million at December 31, 2008 and $5,349 million at December 31, 2007 for the U.S. pension plans. The accumulated benefit obligation for the non-U.S. pension plans was $3,024 million at December 31, 2008 and $3,979 million at December 31, 2007.

The combined U.S. and non-U.S. pension plans resulted in a net pension liability of $2,340 million at December 31, 2008 and a net prepaid pension asset of $820 million at December 31, 2007. We recognized these amounts in our consolidated balance sheets at December 31, 2008 and 2007 as follows:

	2008	2007
	(in millions)

Prepaid pension assets	$56	$1,648
Other accrued liabilities	(29)	(18)
Accrued pension costs	(2,367)	(810)

	$(2,340)	$820

Our U.S. and certain of our non-U.S. plans are under funded and have accumulated benefit obligations in excess of plan assets. For these plans, the projected benefit obligations, accumulated benefit obligations and the fair value of plan assets at December 31, 2008 and 2007 were:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
	(in millions)

Projected benefit obligation	$6,133	$203	$1,740	$1,470
Accumulated benefit obligation	5,464	180	1,664	1,378
Fair value of plan assets	4,386	–	1,144	771
We used the following weighted-average assumptions to determine our benefit obligations under the pension plans at December 31:
	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007

Discount rate	6.10%	6.30%	6.41%	5.44%
Expected rate of return on plan assets	8.00%	8.00%	7.25%	7.43%
Rate of compensation increase	4.00%	4.00%	3.09%	3.13%

Year-end discount rates for our U.S. and Canadian plans were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. Year-end discount rates for our non-U.S. plans (other than Canadian pension plans) were developed from local bond indices that match local benefit obligations as closely as possible. Changes in our discount rates were primarily the result of changes in bond yields year-over-year. We determine our expected rate of return on plan assets from the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

Components of Net Pension Cost:

Net pension cost consisted of the following for the years ended December 31, 2008, 2007 and 2006:

	U.S. Plans			Non-U.S. Plans
	2008	2007	2006	2008	2007	2006
	(in millions)

Service cost	$149	$159	$170	$91	$101	$95
Interest cost	371	365	354	222	194	169
Expected return on plan assets	(526)	(523)	(504)	(285)	(251)	(203)
Amortization:
Net loss from experience differences	85	138	198	31	66	73
Prior service cost	7	5	5	7	9	8
Other expense	74	68	66	16	4	13

Net pension cost	$160	$212	$289	$82	$123	$155

Retired employees elected lump-sum payments, resulting in settlement losses for the U.S. plans of $55 million in 2008, $47 million in 2007 and $49 million in 2006. Additionally, as previously discussed in Note 6, Asset Impairment, Exit and Implementation Costs, we announced several workforce reduction initiatives as part of the Restructuring Program. Employees left Kraft Foods under these initiatives, resulting in settlement losses for the U.S. plans of $19 million in 2008, $21 million in 2007 and $17 million in 2006. Non-U.S. plant closures and early retirement benefits resulted in curtailment and settlement losses of $16 million in 2008, $4 million in 2007 and $13 million in 2006. These costs are included in other expense above.

For the U.S. plans, we determine the expected return on plan assets component of net periodic benefit cost using a calculated market return value that recognizes the cost over a four year period. For our non-U.S. plans, we utilize a similar approach with varying cost recognition periods for some plans, and with others, we determine the expected return on plan assets based on asset fair values as of the measurement date.

For the combined U.S. and non-U.S. pension plans, we expect to amortize from accumulated other comprehensive losses into net periodic pension cost during 2009:

•	an estimated $180 million of net loss from experience differences; and
•	an estimated $11 million of prior service cost.

We used the following weighted-average assumptions to determine our net pension cost for the years ended December 31:

	U.S. Plans			Non-U.S. Plans
	2008	2007	2006	2008	2007	2006

Discount rate	6.30%	5.90%	5.60%	5.44%	4.67%	4.44%
Expected rate of return on plan assets	8.00%	8.00%	8.00%	7.43%	7.53%	7.57%
Rate of compensation increase	4.00%	4.00%	4.00%	3.13%	3.00%	3.11%
Plan Assets: The percentage of fair value of pension plan assets at December 31, 2008 and 2007 was:
	U.S. Plans		Non-U.S. Plans
Asset Category	2008	2007	2008	2007

Equity securities	65%	70%	45%	56%
Debt securities	35%	30%	45%	38%
Real estate	–	–	4%	3%
Other	–	–	6%	3%

Total	100%	100%	100%	100%

Our investment strategy is based on our expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of our U.S. plan assets is broadly characterized as a 70% / 30% allocation between equity and debt securities. The strategy uses indexed U.S. equity securities, actively managed international equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high yield and international debt securities.

For the plans outside the U.S., the investment strategy is subject to local regulations and the asset / liability profiles of the plans in each individual country. These specific circumstances result in a level of equity exposure that is typically less than the U.S. plans. In aggregate, the asset allocation targets of our non-U.S. plans are broadly characterized as a mix of 50% equity securities, 40% debt securities and 10% real estate / other.

We attempt to maintain our target asset allocation by rebalancing between equity and debt asset classes as we make contributions and monthly benefit payments. We intend to rebalance our plan portfolios by mid-2009 by making contributions and monthly benefit payments.

We make contributions to our U.S. and non-U.S. pension plans, primarily, to the extent that they are tax deductible and do not generate an excise tax liability. Based on current tax law, we plan to make contributions of approximately $220 million to our U.S. plans and approximately $170 million to our non-U.S. plans in 2009. However, our actual contributions may be different due to many factors, including changes in tax and other benefit laws, pension asset performance that differs significantly from the expected performance, or significant changes in interest rates.

Future Benefit Payments:

The estimated future benefit payments from our pension plans at December 31, 2008 were:

	U.S. Plans	Non-U.S. Plans
	(in millions)

2009	$579	$213
2010	459	220
2011	453	222
2012	463	226
2013	473	230
2014 – 2018	2,557	1,219

Other Costs:
We sponsor and contribute to employee savings plans. These plans cover eligible salaried, non-union and union employees. Our contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $93 million in 2008, $83 million in 2007 and $84 million in 2006.

We also made contributions to multiemployer plans totaling $51 million in 2008, $50 million in 2007 and $50 million in 2006.

Postretirement Benefit Plans
Obligations:
Our postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2008 and 2007 were:

	2008	2007
	(in millions)

Accumulated postretirement benefit obligation at January 1	$3,063	$3,230
Service cost	44	46
Interest cost	183	177
Benefits paid	(206)	(203)
Plan amendments	(84)	(45)
Currency	(30)	21
Assumption changes	(28)	14
Actuarial gains	(43)	(179)
Curtailments / other	–	2

Accrued postretirement health care costs at December 31	$2,899	$3,063

The current portion of our accrued postretirement health care costs of $221 million at December 31, 2008 and $217 million at December 31, 2007 is included in other accrued liabilities.

We used the following weighted-average assumptions to determine our postretirement benefit obligations at December 31:

	U.S. Plans		Canadian Plans
	2008	2007	2008	2007

Discount rate	6.10%	6.10%	7.60%	5.80%
Health care cost trend rate assumed for next year	7.00%	7.50%	9.00%	9.00%
Ultimate trend rate	5.00%	5.00%	6.00%	6.00%
Year that the rate reaches the ultimate trend rate	2014	2013	2015	2014

Year-end discount rates for our U.S. and Canadian plans were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. Changes in our Canadian discount rate were primarily the result of changes in bond yields year-over-year. Our expected health care cost trend rate is based on historical costs.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2008:

		One-Percentage-Point
		Increase	Decrease

Effect on total of service and interest cost		13.0%	(10.7%	)
Effect on postretirement benefit obligation		11.1%	(9.3%	)

Components of Net Postretirement Health Care Costs: Net postretirement health care costs consisted of the following for the years ended December 31, 2008, 2007 and 2006:

		2008	2007		2006
		(in millions)

Service cost		$44	$46		$50
Interest cost		183	177		174
Amortization:
Net loss from experience differences		55	58		78
Prior service credit		(28)	(26)		(28)
Other expense		–	5		(3)

Net postretirement health care costs		$254	$260		$271

We expect to amortize from accumulated other comprehensive losses into net postretirement health care costs during 2009:
• an estimated $45 million of net loss from experience differences; and
• an estimated $31 million of prior service credit.
We used the following weighted-average assumptions to determine our net postretirement cost for the years ended December 31:
	U.S. Plans				Canadian Plans
	2008	2007	2006		2008	2007	2006

Discount rate	6.10%	5.90%	5.60%		5.80%	5.00%	5.00%
Health care cost trend rate	7.50%	8.00%	8.00%		9.00%	8.50%	9.00%

Future Benefit Payments:
Our estimated future benefit payments for our postretirement health care plans at December 31, 2008 were:

		U.S. Plans	Canadian Plans
		(in millions)

2009		$212	$9
2010		215	9
2011		218	9
2012		218	9
2013		220	10
2014 – 2018		1,107	54

Postemployment Benefit Plans

Obligations:

Our postemployment plans are not funded. The changes in the benefit obligations of the plans and net amount accrued at December 31, 2008 and 2007 were:

	2008	2007
	(in millions)

Accumulated benefit obligation at January 1	$254	$238
Service cost	6	4
Interest cost	7	6
Restructuring Program	560	132
Benefits paid	(280)	(190)
Assumption changes	12	29
Actuarial (gains) / losses	(2)	6
Currency	(15)	12
Other	18	17

Accrued postemployment costs at December 31	$560	$254

The accumulated benefit obligation was determined using a weighted-average discount rate of 7.1% in 2008 and 7.0% in 2007, an assumed ultimate annual turnover rate of 0.5% in 2008 and 2007, assumed compensation cost increases of 4.0% in 2008 and 2007, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Components of Net Postemployment Costs:
Net postemployment costs consisted of the following for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
	(in millions)

Service cost	$6	$4	$4
Interest cost	7	6	4
Amortization of net gains	(2)	(2)	(7)
Restructuring Program and other	560	132	236

Net postemployment costs	$571	$140	$237

The postemployment benefit plan cost of workforce reduction initiatives announced under the Restructuring Program was $560 million in 2008, $132 million in 2007 and $247 million in 2006. These costs are included in other expense above.

The estimated net gain for the postemployment benefit plans that will be amortized from accumulated other comprehensive losses into net postemployment costs during 2009 is insignificant.

Note 12. Financial Instruments:

Commodity Cash Flow Hedges:

For derivative instruments that are highly effective and qualify for hedge accounting, we expect to transfer unrealized losses of $108 million (net of taxes) to earnings during the next 12 months, and recognized an insignificant amount during the years ended December 31, 2008, 2007 and 2006. We recorded an insignificant amount of ineffectiveness in earnings during the years ended December 31, 2008, 2007 and 2006.

For the derivative instruments that we considered economic hedges but did not designate for hedge accounting treatment, we recognized net gains of $56 million in 2007. The impact to earnings was insignificant in 2008 and 2006.

As of December 31, 2008, we had hedged forecasted commodity transactions for periods not exceeding the next 15 months.

Foreign Currency Cash Flow Hedges:

For derivative instruments that are highly effective and qualify for hedge accounting treatment, we expect to transfer unrealized gains of $77 million (net of taxes) to earnings during the next 12 months, and recognized an insignificant amount during the years ended December 31, 2008, 2007 and 2006. We recorded no ineffectiveness in our foreign currency cash flow hedges in earnings during the years ended December 31, 2008, 2007 and 2006. In October 2008, one of our counterparties, Lehman Brothers Commercial Corporation, filed for bankruptcy. Consequently, we wrote off an insignificant asset related to derivatives held with them. This did not have a significant impact on our foreign currency risk management program.

For the derivative instruments that we consider economic hedges but did not designate for hedge accounting treatment, we recognized net losses in earnings of $50 million in 2008, $231 million in 2007 and $124 million in 2006. The majority of these losses were attributable to hedges of intercompany loans and were economically offset with foreign currency gains from the intercompany receivable.

As of December 31, 2008, we had hedged forecasted foreign currency transactions for periods not exceeding the next 36 months. Excluding intercompany loans, we had hedged forecasted foreign currency transactions for periods not exceeding the next 12 months.

Impact on Other Comprehensive Losses:

Derivatives accounted for as hedges affected accumulated other comprehensive losses, net of taxes, during the years ended December 31, 2008, 2007 and 2006, as follows:

	2008	2007	2006
	(in millions)

Accumulated gain / (loss) at beginning of period	$27	$(4)	$(4)
Transfer of realized losses / (gains) in fair value to earnings	26	(10)	32
Unrealized (loss) / gain in fair value	(76)	41	(32)

Accumulated (loss) / gain at December 31	$(23)	$27	$(4)

Fair Value:
The fair value (asset / (liability)) of our derivatives at December 31, 2008 was:
	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)

Derivatives	$(363)	$(322)	$(41)	$–

Hedges of Net Investments in Foreign Operations:

We designated the euro denominated borrowings used to finance the LU Biscuit acquisition as a net investment hedge of a portion of our overall European operations. Our cumulative translation adjustment, which is net of taxes, included gains of $83 million for the year ended December 31, 2008 and $28 million for the year ended December 31, 2007 related to the euro denominated borrowings.

Note 13. Commitments and Contingencies:

Legal Proceedings:

We are defendants in a variety of legal proceedings. Plaintiffs in a few of those cases seek substantial damages. We cannot predict with certainty the results of these proceedings. However, we believe that the final outcome of these proceedings will not materially affect our financial results.

In 2008, we recorded charges of $72 million for legal matters related to certain of our U.S. and European operations, including U.S. coffee operations.

Third-Party Guarantees:

We have third-party guarantees because of our acquisition, divestiture and construction activities. As part of those transactions, we guarantee that third parties will make contractual payments or achieve performance measures. At December 31, 2008, the maximum potential payments under our third-party guarantees were $43 million, of which approximately $8 million have no specified expiration dates. Substantially all of the remainder expire at various times through 2018. The carrying amounts of these guarantees were $38 million on our consolidated balance sheet at December 31, 2008.

Leases:

Rental expenses were $505 million in 2008, $433 million in 2007 and $416 million in 2006. Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2008 were (in millions):

2009	$250
2010	193
2011	142
2012	91
2013	49
Thereafter	71

Note 14. Income Taxes:

Earnings from continuing operations before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
	(in millions; as revised)

Earnings from continuing operations before income taxes:
United States	$1,341	$2,325	$2,419
Outside United States	1,262	1,247	1,229

Total	$2,603	$3,572	$3,648

Provision for income taxes:
United States federal:
Current	$392	$649	$509
Deferred	(13)	(270)	(118)

	379	379	391
State and local:
Current	62	175	77
Deferred	(21)	(69)	(35)

	41	106	42

Total United States	420	485	433

Outside United States:
Current	507	649	398
Deferred	(172)	(54)	(15)

Total outside United States	335	595	383

Total provision for income taxes	$755	$1,080	$816

Additionally, the 2008 earnings and gain from discontinued operations from the split-off of the Post cereals business included a net tax benefit of $104 million.

As of January 1, 2008, our unrecognized tax benefits were $850 million. If we had recognized all of these benefits, the net impact on our income tax provision would have been $666 million. Our unrecognized tax benefits were $807 million at December 31, 2008, and if we had recognized all of these benefits, the net impact on our income tax provision would have been $612 million. We expect that our unrecognized tax benefits will decrease approximately $70 million to $75 million during the next 12 months due to various audit resolutions and the expirations of statutes of limitations. We include accrued interest and penalties related to uncertain tax positions in our tax provision. We had accrued interest and penalties of $232 million as of

January 1, 2008 and $239 million as of December 31, 2008. Our 2008 provision for income taxes included $17 million for interest and penalties, and we paid $6 million during 2008. Furthermore, in 2008, we decreased our interest and penalties accrual by $4 million due to refinements of preliminary allocations of purchase price for our acquisition of LU Biscuit.

The changes in our unrecognized tax benefits for the years ended December 31, 2008 and 2007 were (in millions):

			2008	2007

January 1			$850	$667
Increases from positions taken during prior periods			17	131
Decreases from positions taken during prior periods			(90)	(23)
Increases from positions taken during the current period			98	34
(Decreases) / increases from acquisition adjustments			(22)	72
Decreases relating to settlements with taxing authorities			(8)	(38)
Reductions resulting from the lapse of the applicable statute of limitations			(13)	(6)
Currency / other			(25)	13

December 31			$807	$850

We are regularly examined by federal and various state and foreign tax authorities. The U.S. federal statute of limitations remains open for the year 2000 and onward, with years 2000 through 2003 currently under examination by the IRS. We are also currently under examination by taxing authorities in various U.S. state and foreign jurisdictions. U.S. state and foreign jurisdictions have statutes of limitations generally ranging from three to five years. Years still open to examination by foreign tax authorities in major jurisdictions include Germany (1999 onward), Brazil (2002 onward), Canada (2003 onward), Spain (2002 onward) and France (2005 onward).

At December 31, 2008, applicable U.S. federal income taxes and foreign withholding taxes had not been provided on approximately $4.3 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. It is impractical for us to determine the amount of unrecognized deferred tax liabilities on these permanently reinvested earnings.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2008, 2007 and 2006:

	2008		2007	2006
	(as revised)

U.S. federal statutory rate	35.0%		35.0%	35.0%
Increase / (decrease) resulting from:
State and local income taxes, net of federal tax benefit excluding IRS audit impacts	2.6%		2.8%	1.6%
Benefit principally related to reversal of federal and state reserves on conclusion of IRS audit	–		–	(10.3%	)
Reversal of other tax accruals no longer required	(1.7%	)	(1.4% )	(1.4%	)
Foreign rate differences, net of repatriation impacts	(5.2%	)	(5.2% )	(0.3%	)
Other	(1.7%	)	(1.0% )	(2.2%	)

Effective tax rate	29.0%		30.2%	22.4%

Our 2008 effective tax rate included net tax benefits of $222 million from discrete tax events. Of the total net tax benefits, approximately $50 million related to fourth quarter corrections of state, federal and foreign tax liabilities and a third quarter reconciliation of our inventory of deferred tax items that resulted in a write-down of our net deferred tax liabilities. The remaining net tax benefits primarily related to the resolution of various tax audits and the expiration of statutes of limitations in various jurisdictions. Other discrete tax benefits included the impact from divestitures of a Nordic and Baltic snacks operation and several operations in Spain and the tax benefit from impairment charges taken in 2008. In addition, the 2008 tax rate benefited from foreign earnings taxed below the U.S. federal statutory tax rate and from the expected tax benefit on 2008 restructuring expenses. These benefits were only partially offset by state tax expense and certain foreign costs.

Our 2007 effective tax rate included net tax benefits of $184 million, primarily including the effects of dividend repatriation benefits, foreign joint venture earnings, and the effect on foreign deferred taxes from lower foreign tax rates enacted in 2007.

The 2007 tax rate also benefited from foreign earnings taxed below the U.S. federal statutory tax rate, an increased domestic manufacturing deduction and the divestiture of our flavored water and juice brand assets and related trademarks. These benefits were partially offset by state tax expense, tax costs associated with the divestiture of our hot cereal assets and trademarks and interest income from Altria related to the transfer of our federal tax contingencies discussed in Note 1, Summary of Significant Accounting Policies.

During 2006, the IRS concluded its examination of Altria’s consolidated tax returns for the years 1996 through 1999. The IRS issued a final Revenue Agents Report on March 15, 2006. Consequently, Altria reimbursed us $337 million for federal tax reserves that were no longer necessary and $46 million for interest ($29 million net of tax). We also recognized net state tax reversals of $39 million, for a total tax provision benefit of $376 million ($337 million federal plus $39 million state). The total benefit to net earnings that we recognized in the first quarter of 2006 due to the IRS settlement was $405 million. The 2006 tax rate also benefited from the resolution of various tax items in our foreign operations, dividend repatriation benefits, joint venture earnings, and lower foreign tax rates enacted in 2006 (primarily Canada). These benefits were partially offset by state tax expense and by the tax costs associated with our 2006 divestitures.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2008 and 2007:

	2008	2007
	(in millions; as revised)

Deferred income tax assets:
Accrued postretirement and postemployment benefits	$1,467	$1,408
Accrued pension costs	703	–
Other	2,324	1,838

Total deferred income tax assets	4,494	3,246

Valuation allowance	(84)	(105)

Net deferred income tax assets	$4,410	$3,141

Deferred income tax liabilities:
Trade names	$(4,431)	$(4,359)
Property, plant and equipment	(1,862)	(1,398)
Prepaid pension costs	–	(576)
Other	(1,239)	(1,060)

Total deferred income tax liabilities	(7,532)	(7,393)

Net deferred income tax liabilities	$(3,122)	$(4,252)

Note 15. Earnings Per Share:

Basic and diluted EPS from continuing and discontinued operations were calculated using the following:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions, except per share data; as revised)

Earnings from continuing operations	$1,848	$2,492	$2,832
Earnings and gain from discontinued operations, net of income taxes	1,045	232	233

Net earnings	2,893	2,724	3,065
Noncontrolling interest	9	3	5

Net earnings attributable to Kraft Foods	$2,884	$2,721	$3,060

Weighted-average shares for basic EPS	1,505	1,591	1,659
Plus incremental shares from assumed conversions of stock options and long-term incentive plan shares	10	9	2

Weighted-average shares for diluted EPS	1,515	1,600	1,661

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$1.22	$1.56	$1.70
Discontinued operations	0.70	0.15	0.14

Net earnings attributable to Kraft Foods	$1.92	$1.71	$1.84

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$1.21	$1.56	$1.70
Discontinued operations	0.69	0.14	0.14

Net earnings attributable to Kraft Foods	$1.90	$1.70	$1.84

For the year ended December 31, 2008, we excluded 11.3 million Kraft Foods stock options from the calculation of weighted-average shares for diluted EPS because they were antidilutive. For the years ended December 31, 2007 and 2006, we excluded an insignificant number of Kraft Foods stock options from the calculation of weighted-average shares for diluted EPS because they were antidilutive.

Note 16. Transactions with Altria Group, Inc.:

On March 30, 2007, we entered into a post-spin Transition Services Agreement with Altria’s subsidiary, Altria Corporate Services, Inc. (“ALCS”). Under the agreement, ALCS provided information technology services to Kraft Foods during the EDS transition. Before our spin-off from Altria, ALCS provided pre-spin administrative services to us under a separate Corporate Services agreement that expired on March 30, 2007. These services included planning, legal, treasury, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology, aviation and tax services. Billings for these services were $29 million in 2007 and $178 million in 2006. As of January 1, 2008, ALCS no longer provided services to Kraft Foods.

On March 30, 2007, we also entered into Employee Matters and Tax Sharing Agreements with Altria. The Employee Matters Agreement set out each company’s obligations for employee transfers, equity compensation and other employee benefits matters for individuals moving, or who previously moved between companies. The Tax Sharing Agreement identified Altria’s and Kraft Foods’ rights, responsibilities and obligations with respect to our income taxes following our spin-off from Altria. It also placed certain restrictions on us, including a 2-year limit on share repurchases of no more than 20% of our Common Stock outstanding at the time of our spin-off from Altria.

Also, see Note 14, Income Taxes, for information on how the closure of an IRS review of Altria’s consolidated federal income tax return in 2006 impacted us.

Note 17. Segment Reporting:

Kraft Foods manufactures and markets packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products. We manage and report operating results through three commercial units: Kraft Foods North America, Kraft Foods Europe and Kraft Foods Developing Markets. We manage the operations of Kraft Foods North America and Kraft Foods Europe by product category, and we manage the operations of Kraft Foods Developing Markets by geographic location. Our reportable segments are U.S. Beverages, U.S. Cheese, U.S. Convenient Meals, U.S. Grocery, U.S. Snacks (formerly known as U.S. Snacks & Cereals) and Canada & North America Foodservice, Kraft Foods Europe (formerly known as European Union) and Kraft Foods Developing Markets.

Effective January 2009, we began implementing changes to our operating structure based on our Organizing For Growth initiative and Kraft Foods Europe Reorganization. These financial statements were revised to report the results of operations under this new structure. In line with our strategies, we are reorganizing our European operations to function on a pan-European centralized category management and value chain model, and we changed how we work in Europe in two key ways:

•

We transitioned our European Biscuit, Chocolate, Coffee and Cheese categories to fully integrated business units, further strengthening our focus on these core categories. To ensure decisions are made faster and closer to our customers and consumers, each category is fully accountable for its financial results, including marketing, manufacturing and R&D. Category leadership, based in Zurich, Switzerland, reports to the Kraft Foods Europe President. These business units now comprise the Kraft Foods Europe segment.

•

We aligned the reporting of our Central Europe operations into our Kraft Foods Developing Markets segment to help build critical scale in these countries. We operate a country-led model in these markets.

Effective August 4, 2008, we completed the split-off of the Post cereals business. The results of the Post cereals business were reflected as discontinued operations on the consolidated statement of earnings and prior period results were revised in a consistent manner.

In 2008, we implemented a new operating structure. As a result, we began reporting the results of operations under this new structure in the first quarter of 2008 and revised results from prior periods in a consistent manner. The changes were:

•	U.S. Cheese was organized as a standalone operating segment in order to create a more self-contained and integrated business unit in support of faster growth.
•	Our macaroni and cheese category, as well as other dinner products, were moved from our U.S. Convenient Meals segment to our U.S. Grocery segment to take advantage of operating synergies.
•

Canada and North America Foodservice were structured as a standalone reportable segment. This change allows us to deliver on the unique requirements of the Canadian consumer and customer while maintaining strong North American linkages to innovation, new product development and new capabilities to drive our business. Furthermore, it allows us to manage strategic customer decisions and continue to capture cross-border sales and marketing synergies within our Foodservice operations.

Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which is a component of cost of sales), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented. In the second quarter of 2008, we began excluding unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. Furthermore, we centrally manage interest and other expense and the provision for income taxes. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measure that management reviews. We use the same accounting policies for the segments as those described in Note 1, Summary of Significant Accounting Policies.

Segment data were:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Net revenues:
Kraft Foods North America:
U.S. Beverages	$3,001	$2,990	$2,886
U.S. Cheese	4,007	3,745	3,544
U.S. Convenient Meals	4,240	3,905	3,697
U.S. Grocery	3,389	3,277	3,225
U.S. Snacks	5,025	4,879	4,834
Canada & N.A. Foodservice	4,294	4,080	3,874
Kraft Foods Europe	9,728	7,007	5,894
Kraft Foods Developing Markets	8,248	5,975	5,064

Net revenues	$41,932	$35,858	$33,018

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Earnings from continuing operations before income taxes:
Operating income:
Kraft Foods North America:
U.S. Beverages	$381	$346	$226
U.S. Cheese	563	487	604
U.S. Convenient Meals	339	319	353
U.S. Grocery	1,009	1,022	1,260
U.S. Snacks	638	716	521
Canada & N.A. Foodservice	448	443	435
Kraft Foods Europe	182	455	462
Kraft Foods Developing Markets	815	588	488
Unrealized (losses) / gains on hedging activities	(205)	16	–
General corporate expenses	(304)	(203)	(184)
Amortization of intangibles	(23)	(13)	(7)

Operating income	3,843	4,176	4,158
Interest and other expense, net	(1,240)	(604)	(510)

Earnings from continuing operations before income taxes	$2,603	$3,572	$3,648

Our largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 16% of consolidated net revenues in 2008, 15% in 2007 and 15% in 2006. These net revenues occurred primarily in the Kraft Foods North America segments.

In 2008, unrealized losses on hedging activities increased $221 million, due primarily to energy derivatives, including heating oil (used primarily to hedge transportation costs) and natural gas contracts. In addition, general corporate expenses (which is a component of marketing, administration and research costs) increased $101 million in 2008, primarily due to charges for legal matters related to certain of our U.S. and European operations, including U.S. coffee operations.

We incurred asset impairment, exit and implementation costs of $1,129 million in 2008, $579 million in 2007 and $1,097 million in 2006. Refer to Note 6, Asset Impairment, Exit and Implementation Costs, for a breakout of charges by segment.

As described in Note 2, Acquisitions and Divestitures, in the third quarter of 2006, we acquired the Spanish and Portuguese operations of UB. The redemption of our outstanding investment in UB resulted in a gain on closing of $251 million. This gain is included in segment operating income of Kraft Foods Europe. In addition, we divested several operations, and recorded net (losses) / gains on these divestitures in segment operating income as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Kraft Foods North America:
U.S. Beverages	$(1)	$(6)	$(95)
U.S. Cheese	–	–	–
U.S. Convenient Meals	–	–	–
U.S. Grocery	–	–	226
U.S. Snacks	–	12	(5)
Canada & N.A. Foodservice	–	–	(9)
Kraft Foods Europe	(91)	–	–
Kraft Foods Developing Markets	–	8	–

(Losses) / gains on divestitures, net	$(92)	$14	$117

Total assets, depreciation expense and capital expenditures by segment were:

	2008	2007
	(in millions; as revised)

Total assets:
Kraft Foods North America:
U.S. Beverages	$2,257	$2,310
U.S. Cheese	4,599	4,550
U.S. Convenient Meals	2,857	2,788
U.S. Grocery	5,500	5,491
U.S. Snacks	16,384	18,302
Canada & N.A. Foodservice	4,888	5,332
Kraft Foods Europe	13,727	16,382
Kraft Foods Developing Markets	9,857	9,890
Unallocated assets (1)	3,104	3,087

Total assets	$63,173	$68,132

(1)    Unallocated assets consist primarily of cash and cash equivalents, deferred income taxes, centrally held property, plant and equipment, prepaid pension assets and derivative financial instrument balances.

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Depreciation expense:
Kraft Foods North America:
U.S. Beverages	$68	$57	$62
U.S. Cheese	66	62	67
U.S. Convenient Meals	78	81	77
U.S. Grocery	78	63	64
U.S. Snacks	129	140	123
Canada & N.A. Foodservice	93	96	99
Kraft Foods Europe	265	215	217
Kraft Foods Developing Markets	160	115	110

Total – continuing operations	937	829	819
Discontinued operations	26	44	65

Total depreciation expense	$963	$873	$884

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Capital expenditures:
Kraft Foods North America:
U.S. Beverages	$110	$90	$171
U.S. Cheese	97	115	115
U.S. Convenient Meals	200	207	148
U.S. Grocery	87	99	59
U.S. Snacks	122	136	108
Canada & N.A. Foodservice	98	83	77
Kraft Foods Europe	285	207	222
Kraft Foods Developing Markets	368	274	235

Total – continuing operations	1,367	1,211	1,135
Discontinued operations	–	30	34

Total capital expenditures	$1,367	$1,241	$1,169

Net revenues by consumer sector, which includes Kraft macaroni and cheese dinners in the Convenient Meals sector and the separation of Canada & N.A. Foodservice, and Kraft Foods Europe and Kraft Foods Developing Markets into sector components, were:

	For the Year Ended December 31, 2008
	Kraft Foods North America	Kraft Foods Europe	Kraft Foods Developing Markets	Total
	(in millions; as revised)

Snacks	$5,951	$5,291	$4,668	$15,910
Beverages	3,509	2,625	2,081	8,215
Cheese	5,525	1,109	828	7,462
Grocery	3,211	394	567	4,172
Convenient Meals	5,760	309	104	6,173

Total net revenues	$23,956	$9,728	$8,248	$41,932

	For the Year Ended December 31, 2007
	Kraft Foods North America	Kraft Foods Europe	Kraft Foods Developing Markets	Total
	(in millions; as revised)

Snacks	$5,704	$2,833	$2,824	$11,361
Beverages	3,499	2,456	1,830	7,785
Cheese	5,199	1,019	710	6,928
Grocery	3,138	363	519	4,020
Convenient Meals	5,336	336	92	5,764

Total net revenues	$22,876	$7,007	$5,975	$35,858

	For the Year Ended December 31, 2006
	Kraft Foods North America	Kraft Foods Europe	Kraft Foods Developing Markets	Total
	(in millions; as revised)

Snacks	$5,490	$2,208	$2,329	$10,027
Beverages	3,351	2,193	1,542	7,086
Cheese	4,857	916	641	6,414
Grocery	3,226	287	470	3,983
Convenient Meals	5,136	290	82	5,508

Total net revenues	$22,060	$5,894	$5,064	$33,018

Geographic data for net revenues, long-lived assets (which consist of all non-current assets, other than goodwill, intangible assets, net, and prepaid pension assets) and total assets were:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Net revenues:
United States	$21,436	$20,540	$19,902
Europe	12,870	9,105	7,578
Other	7,626	6,213	5,538

Total net revenues	$41,932	$35,858	$33,018

	2008	2007
	(in millions; as revised)

Long-lived assets:
United States	$5,393	$6,075
Europe	3,301	3,653
Other	2,455	2,487

Total long-lived assets	$11,149	$12,215

Total assets:
United States	$37,535	$38,435
Europe	18,761	21,039
Other	6,877	8,658

Total assets	$63,173	$68,132

Note 18. Quarterly Financial Data (Unaudited):

	2008 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data; as revised)

Net revenues	$10,046	$10,804	$10,401	$10,681

Gross profit	$3,301	$3,868	$3,305	$3,370

Earnings from continuing operations	$547	$678	$520	$103

Earnings and gain from discontinued operations, net of income taxes	54	69	845	77

Net earnings	601	747	1,365	180

Noncontrolling interest	2	2	3	2

Net earnings attributable to Kraft Foods	$599	$745	$1,362	$178

Weighted average shares for diluted EPS	1,542	1,532	1,503	1,481

Per share data:
Basic EPS attributable to Kraft Foods:
Continuing operations	$0.35	$0.44	$0.34	$0.07
Discontinued operations	0.04	0.05	0.57	0.05

Net earnings attributable to Kraft Foods	$0.39	$0.49	$0.91	$0.12

Diluted EPS attributable to Kraft Foods:
Continuing operations	$0.35	$0.44	$0.34	$0.07
Discontinued operations	0.04	0.05	0.57	0.05

Net earnings attributable to Kraft Foods	$0.39	$0.49	$0.91	$0.12

Dividends declared	$0.27	$0.27	$0.29	$0.29

Market price – high	$32.85	$32.99	$34.97	$34.05

– low	$28.63	$28.33	$28.04	$24.75

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not equal the total for the year.

During the fourth quarter of 2008, we increased our gain on discontinued operations by $77 million to correct for a deferred tax liability that should have been written-off upon the split-off of the Post cereals business. As such, our gain from the split-off of the Post cereals business was $926 million.

During 2008, we recorded the following pre-tax charges / (gains) in earnings from continuing operations:

	2008 Quarters
	First	Second	Third	Fourth
	(in millions)

Asset impairment and exit costs	$80	$103	$123	$718
Losses / (gains) on divestitures, net	18	74	1	(1)

	$98	$177	$124	$717

	2007 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data; as revised)

Net revenues	$8,266	$8,848	$8,703	$10,041

Gross profit	$2,935	$3,131	$2,928	$3,208

Earnings from continuing operations	$666	$661	$549	$616

Earnings and gain from discontinued operations, net of income taxes	52	67	61	52

Net earnings	718	728	610	668

Noncontrolling interest	1	1	–	1

Net earnings attributable to Kraft Foods	$717	$727	$610	$667

Weighted average shares for diluted EPS	1,644	1,616	1,584	1,559

Per share data:
Basic EPS attributable to Kraft Foods:
Continuing operations	$0.40	$0.41	$0.35	$0.39
Discontinued operations	0.04	0.04	0.04	0.04

Net earnings attributable to Kraft Foods	$0.44	$0.45	$0.39	$0.43

Diluted EPS attributable to Kraft Foods:
Continuing operations	$0.40	$0.41	$0.35	$0.39
Discontinued operations	0.04	0.04	0.04	0.04

Net earnings attributable to Kraft Foods	$0.44	$0.45	$0.39	$0.43

Dividends declared	$0.25	$0.25	$0.27	$0.27

Market price – high	$36.26	$37.20	$36.85	$35.29

– low	$29.95	$30.18	$30.51	$32.09

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not equal the total for the year.

During 2007, we recorded the following pre-tax charges / (gains) in earnings from continuing operations:

	2007 Quarters
	First	Second	Third	Fourth

	(in millions; as revised)

Asset impairment and exit costs	$67	$107	$173	$93
(Gains) / losses on divestitures, net	(12)	(8)	–	6

	$55	$99	$173	$99

Note 19. Subsequent Events:

On September 7, 2009, we disclosed that we approached the Board of Cadbury plc (“Cadbury”) with a proposal to combine the two companies. The Board of Cadbury has rejected this proposal. We remain interested in working toward a recommended transaction. We proposed an offer for Cadbury (the “Possible Offer”) of 300 pence in cash and 0.2589 new Kraft Foods shares per Cadbury share. This valued each Cadbury share at 745 pence (based on the closing price of $28.10 for a Kraft Foods share on September 4, 2009 and an exchange rate of 1,6346 $/£) and valued the entire issued share capital of Cadbury at £10.2 billion (approximately $16.7 billion). The combination would build on Kraft Foods’ position as a global powerhouse in snacks, confectionery and quick meals with a rich portfolio of iconic brands.

The Possible Offer contained several criteria, including our ability to obtain satisfactory financing, on the basis that we would maintain an investment-grade credit rating, and the right to change our offer at any time.

Pursuant to the U.K. City Code on Takeovers and Mergers, the U.K. Takeover Panel set a deadline of November 9, 2009 for us to formally make an offer for Cadbury, or walk away.

We evaluated subsequent events through November 3, 2009 and included all accounting and disclosure requirements related to subsequent events in our financial statements.

Report of Management on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Our internal control over financial reporting includes those written policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets;
•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America;

•	provide reasonable assurance that receipts and expenditures are being made only in accordance with management and director authorization; and
•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting includes the controls themselves, monitoring and internal auditing practices and actions taken to correct deficiencies as identified.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2008. Management based this assessment on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of our internal control over financial reporting.

Management reviewed the results of our assessment with the Audit Committee of our Board of Directors. Based on this assessment, management determined that, as of December 31, 2008, we maintained effective internal control over financial reporting.

PricewaterhouseCoopers LLP, independent registered public accounting firm, who audited and reported on the consolidated financial statements included in this report, has audited our internal control over financial reporting as of December 31, 2008.

February 19, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Kraft Foods Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Kraft Foods Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans in 2006 and 2008, the manner in which it accounts for uncertain tax positions and the timing of its annual goodwill and indefinite-lived intangible assets impairment tests in 2007, and the manner in which it accounts for inventories and noncontrolling interests in 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois

February 19, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for inventories and noncontrolling interests and the effects of changes in reportable segments, discussed in Notes 1, 2, 3, 5, 14, 15 and 17, which are as of October 28, 2009.